As Filed with the Securities and Exchange Commission on November 28, 2006

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2/A

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

CYBRA CORPORATION
(Exact name of registrant as specified in charter)

New York State or Other Jurisdiction of Incorporation	7372 Primary Standard Classification Code Number	13-3303290 IRS Employee I.D. Number

ONE EXECUTIVE BLVD.
YONKERS, NEW YORK 10701
(914) 963-6600
(Address and telephone number of principal executive offices)

ONE EXECUTIVE BLVD.
YONKERS, NEW YORK 10701
(914) 963-6600
(Address and telephone number of principal place of business)

HAROLD L. BRAND
PRESIDENT
ONE EXECUTIVE BLVD.
YONKERS, NEW YORK 10701
(914) 963-6600
(Name, address and telephone number of agent for service)

Copies of all communications to be sent to:

LAW OFFICES OF THOMAS G. AMON
500 FIFTH AVENUE
SUITE 1650
NEW YORK, NY 10110
Tel. (212) 810-2430
Fax. (212) 810-2427

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

Calculation of Registration Fee

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share (1)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $.001 per share	6,500,000 (2)	$0.50	$3,250,000	$347.75
Common Stock, par value $.001 per share	7,500,000 (3)	$.50	$3,750,000	$401.25
Common Stock, par value $.001 per share	1,826,000 (4)	$.50	$913,000	$97.96

We are registering for resale certain shares of common stock owned by selling shareholders of CYBRA Corporation.

(1)
Offering price computed in accordance with Rule 457(c). The price of $0.50 is a fixed price at which the selling stockholders identified herein may sell their shares until such time as a market develops for the Company’s shares. If a market develops, the shares may be sold at prevailing market prices or privately negotiated prices.

(2)
Includes 5,000,000 of the shares of common stock, par value $0.001 per share, of the registrant (the “Common Stock”) which may be issued upon conversion of convertible debentures sold by the Company in a private placement which closed on April 10, 2006, as more fully described herein (the “Private Placement”) as well as an additional 1,500,000 shares which are being registered to cover anti-dilution obligations of the parties.

(3)	Represents shares of Common Stock underlying Class A and Class B Warrants issued in the Private Placement.
(4)	Represents shares of common stock sold to three individuals in a private placement.

Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

CYBRA Corporation

15,826,000 Shares of Common Stock

By means of this prospectus, certain selling shareholders are offering to sell up to 15,826,000 shares of common stock of CYBRA Corporation , Inc. par value $.001 per share underlying debentures and warrants owned by them. The Shares which may be sold will initially be sold at a fixed price of $0.50 per share until such time as a market develops for the Company's shares. If a market develops, the shares may be sold at prevailing market prices or privately negotiated prices.

CYBRA will not receive any proceeds from the sale of the Common Stock which are being registered pursuant hereto. CYBRA will pay the expenses of this offering. There is no underwriter and proceeds to the selling shareholders are expected to be $3,250,000 if the debentures are converted and all shares of Common Stock underlying the debentures offered hereunder are sold. CYBRA will receive proceeds from the sale of the Common Stock underlying the warrants, if such warrants are exercised.

These securities are speculative and involve a high degree of risk. For a description of certain important factors that should be considered by prospective investors, SEE "RISK FACTORS" BEGINNING ON PAGE 8 OF THIS PROSPECTUS.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Our common stock is not traded on any national exchange and the securities being offered hereby are not listed on any national securities exchange or the NASDAQ Stock Market. The Company intends to apply for listing of its shares on the OTC:BB as soon as practical.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is November _____, 2006

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information you should consider before investing in our Common Stock. While we have highlighted what we believe are the key aspects of our business and this offering, you should read the entire prospectus carefully, especially the risks of investing in our Common Stock discussed under "Risk Factors" beginning on page 7.

CYBRA CORPORATION

Founded in 1985 and headquartered in Yonkers, New York, CYBRA Corporation is a developer and distributor of bar code and RFID1 software for IBM’s i5 and iSeries (formerly known as the AS/400 computer systems. The Company’s flagship product is sold under the MarkMagicTM brand.

MarkMagicTM Bar Code and RFID Software allows users to design virtually any type of bar coded document — such as labels, forms, RFID tags, tickets, and magnetic stripe plastic cards — on any i5 terminal, or PC connected to an i5. MarkMagic also prints documents containing barcodes and RFID tags for a variety of applications, such as, supply chain shipping and inventory control. Certified ServerProven by IBM, MarkMagicTM can be used with any of the thousands of application software packages that run on the IBM i5. MarkMagicTM supports virtually any thermal bar code label printer; RFID smart label encoders from Monarch, Printronix, and Zebra; dot matrix printers; all IBM AFP/IPDS and Hewlett Packard type laser printers; and plastic ID Card printers. In addition, all printers are supported over wireless networks.

With a simple, uniform interface, MarkMagic™ lets businesses design and print bar code labels, RFID tags, electronic forms, and other media, using live data, with little or no programming necessary. MarkMagic™ currently addresses the IBM i5 market. We project that the i5 market will continue to provide us with a solid revenue source for many years to come as we believe that IBM will continue to sell, enhance and support their offerings in this market far into the future. In order to broaden our market reach, CYBRA plans to develop a parallel version of MarkMagic™ that will operate on other computing platform such as Windows, Unix and Linux while at the same time continuing to improve and maintain our original i5 based version. We plan to introduce this parallel version in mid-2007 in response to demand from current and prospective customers. The development process for the parallel version of MarkMagic™ is on schedule for a mid-2007 release.

MarkMagicTM Version 5.1, which contains RFID support and an enhanced document designer, was officially launched in October 2004. CYBRA’s leading customers operate in a diverse group of industries including: Apparel, Automotive, Consumer Goods, Health, Manufacturing, Retail, and Software.

CYBRA’s fundamental strategy has been to establish partnerships that embed MarkMagicTM in leading Manufacturing, Supply Chain and Warehouse Management software products.

The Company is currently developing new software that would enable it to be a leading supplier of bar code and RFID solutions across all computing platforms by enhancing RFID capabilities and services and transitioning its software base to an open computing model.

CYBRA utilizes a direct sales model in the U.S. and operates through resellers internationally.

The Company maintains its executive offices at One Executive Blvd., Yonkers, NY 10701. Its telephone number is (914) 963-6600. CYBRA’s website address is www.cybra.com.

1. Short for Radio Frequency Identification, RFID is a technology similar to bar code identification. Unlike bar codes, RFID tags can be detected by radio receivers without being “seen” as long as they are within range of a specialized radio receiver. The E-Z Pass toll collection system is an example of RFID technology. CYBRA’s technology is not used in the E-Z Pass toll collection system.

THE OFFERING

By means of this prospectus, certain holders of convertible debentures and warrants of CYBRA Corporation are offering to sell, upon conversion of the debentures and exercise of the warrants up to 14,000,000 shares of Common Stock underlying these debentures and warrants. In this prospectus, we refer to these persons as the selling stockholders or the selling shareholders. As of April 1, 2006, we had 10,956,000 shares of Common Stock issued and outstanding. The number of outstanding shares does not give effect to shares which may be issued pursuant to the exercise and/or conversion of options, warrants and convertible debt securities previously issued.

CYBRA will not receive any proceeds from the sale of the shares by the selling holders of Common Stock underlying the debentures. The Company will receive proceeds from the exercise of any of the warrants.

The purchase of the securities offered by this prospectus involves a high degree of risk. Risk factors include the lack of revenues, a history of loss and the need for additional capital. SEE THE "RISK FACTORS" section of this prospectus for additional risk factors.

SUMMARY FINANCIAL DATA

The financial data presented below should be read in conjunction with the more detailed financial statements and related notes included elsewhere in this prospectus, along with the section entitled “Management's Discussion and Analysis and Plan of Operations.”

Results of Operations:

Income Statement Data:

	Year Ended December 31, 2005	Year Ended December 31, 2004	Nine Months Ended September 30, 2006	Nine Months Ended September 30, 2005
Sales	$1,778,895	$1,804,178	$1,119,655	$1,169,912
Gross Profit	1,097,632	907,515	498,189	730,436
General, Selling, and Administrative Expenses	957,684	953,320	(913,660)	691,084
Other income (expense)	(3,741)	(1,042)	(182,814)	(2,598)
Net Income/(Loss)	408,143	(53,417)	(331,427)	24,334

Balance Sheet Data:

	As of December 31, 2005	As of September 30, 2006
Current Assets	$418,591	$1,925,653
Total Assets	654,615	2,926,343
Current Liabilities	984,391	1,320,606
Total Liabilities	984,391	3,414,677
Working Capital (Deficit)	(565,800)	605,047
Stockholders’ Deficit	(329,776)	(488,334)

FORWARD-LOOKING STATEMENTS

Statements contained in this prospectus include "forward-looking statements", which involve known and unknown risks, uncertainties and other factors which could cause actual financial or operating results, performances or achievements expressed or implied by such forward-looking statements not to occur or be realized. These forward-looking statements generally are based on our best estimates of future results, performances or achievements, based upon current conditions and assumptions. Forward-looking statements may be identified by the use of forward-looking terminology such as "may," "can," "could," "project," "expect," "believe," "plan," "predict," "estimate," "anticipate," "intend," "continue," "potential," "would," "should," "aim," "opportunity" or similar terms, variations of those terms or the negative of those terms or other variations of those terms or comparable words or expressions. These risks and uncertainties include, but are not limited to:

•	general economic conditions in both foreign and domestic markets,
•	cyclical factors affecting our industry,
•	lack of growth in our industry,
•	our ability to comply with government regulations,
•	a failure to manage our business effectively and profitably, and
•	our ability to sell both new and existing products and services at profitable yet competitive prices.

You should carefully consider these risks, uncertainties and other information, disclosures and discussions which contain cautionary statements identifying important factors that could cause actual results to differ materially from those provided in the forward-looking statements. CYBRA Corporation undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The securities being offered hereby are highly speculative and prospective investors should consider, among other things, the following factors related to our business, operations and financial position.

RISK FACTORS

There are numerous and varied risks, known and unknown, that may prevent us from achieving our goals, including those described below. The risks described below are not the only ones we will face. Additional risks not presently known to us or that the Company currently deems immaterial may also impair our financial performance and business operations. If any of these risks actually occurs, our business, financial condition or results of operations may be materially adversely affected. In such case, the trading price of our Common Stock could decline, and you may lose all or part of your investment. Before making any investment decision, you should also review and consider the other information set forth in this Memorandum and the exhibits thereto.

WE HAVE HAD LIMITED REVENUES THUS FAR.

To date, we have had limited revenues. We had revenues of $1,804,178 and $1,778,895, in fiscal years 2004 and 2005, respectively. In fiscal year 2004, we had a loss of $53,417 and in fiscal year 2005, we had net income of $408,143. For the nine months ended September 30, 2006, we had a loss of 331,427. Because we are subject to all risks inherent in a business venture, it is not possible to predict whether we will continue to be profitable.

Accordingly, it is not possible to predict whether or not our current and proposed activities will be sufficiently profitable. Prospective purchasers should bear in mind that, in light of the risks and contingencies involved, no assurance can be given that we will ever generate enough revenue to offset expenses or to generate a return on invested capital. There is no guarantee of our successful, profitable operation. Our failure to achieve or maintain profitability can be expected to have a material adverse effect on our business, financial condition, results of operations and future business prospects.

WE MAY EXPERIENCE SIGNIFICANT FLUCTUATIONS IN OUR OPERATING RESULTS AND RATE OF GROWTH AND MAY NOT BE PROFITABLE IN THE FUTURE.

Our results of operations may fluctuate significantly due to a variety of factors, many of which are outside of our control and difficult to predict. The following are some of the factors that may affect us from period to period and may affect our long-term financial performance:

•	our ability to retain and increase revenues associated with customers and satisfy customers’ demands;

•	our ability to be profitable in the future;

•	our investments in longer-term growth opportunities;

•	our ability to expand our marketing network, and to enter into, maintain, renew and amend strategic alliance arrangements on favorable terms;

•	changes to offerings and pricing by us or our competitors;

•	fluctuations in the size of our customer base, including fluctuations caused by marketing efforts and competitors’ marketing and pricing strategies;

•	the effects of commercial agreements and strategic alliances and our ability to successfully integrate them into our business;

•	technical difficulties, system downtime or interruptions;

•	the effects of litigation and the timing of resolutions of disputes;

•	the amount and timing of operating costs and capital expenditures;

•	changes in governmental regulation and taxation policies;

•	events, such as a sustained decline in our stock price, that cause us to conclude that goodwill or other long-term assets are impaired and for which a significant charge to earnings is required; and

•	changes in, or the effect of, accounting rules, on our operating results, including new rules regarding stock-based compensation.

THE MARKET FOR RFID SERVICES MAY NOT DEVELOP AS ANTICIPATED, WHICH WOULD ADVERSELY AFFECT OUR ABILITY TO EXECUTE OUR BUSINESS STRATEGY.

The success of our RFID offerings depends on growth in the number of RFID users, which in turn depends on wider public acceptance of RFID software solutions. The RFID market is in its early stages and may not develop as rapidly as is expected. Potential new users may view RFID as unattractive relative to traditional bar code products for a number of reasons, including implementation, procurement , integration and supply costs, greater technical complexity, immature technology, consumer privacy concerns, or the perception that the performance advantage for RFID is insufficient to justify the increased costs. There is no assurance that RFID will ever achieve broad user acceptance.

WE MAY NOT SUCCESSFULLY ENHANCE EXISTING OR DEVELOP NEW PRODUCTS AND SERVICES IN A COST-EFFECTIVE MANNER TO MEET CUSTOMER DEMAND IN THE RAPIDLY EVOLVING MARKET FOR RFID SOFTWARE SERVICES.

The market for bar code and RFID software solutions is characterized by rapidly changing technology, evolving industry standards, changes in customer needs and frequent new product introductions. We are currently focused on enhancing our RFID encoding capabilities through an improved user interface, wider printer type coverage, and supporting other computing platforms beyond the iSeries. In addition to improving our software for encoding RFID, we are also focused on acquiring RFID “edge” technology for the acquisition of RFID data, as well as RFID system integration capabilities,  Our future success will depend, in part, on our ability to use leading technologies effectively, to continue to develop our technical expertise, to enhance our existing services and to develop new services that meet changing customer needs on a timely and cost-effective basis. We may not be able to adapt quickly enough to changing technology, customer requirements and industry standards. If we fail to use new technologies effectively, to develop our technical expertise and new services, or to enhance existing services on a timely basis, either internally or through arrangements with third parties, our product and service offerings may fail to meet customer needs, which would adversely affect our revenues and prospects for growth.

We have spent and will continue to spend significant resources enhancing our existing capabilities and developing, implementing and launching our RFID products. We believe RFID software solutions represents a significant growth opportunity. However, losses are expected to result in the early stages until a sufficient number of customers are added whose recurring revenues, net of recurring costs, more than offset sales, marketing and other expenses incurred to add additional customers.

RFID solutions may have technological problems or may not be accepted by customers. To the extent we pursue commercial agreements, acquisitions and/or strategic alliances to facilitate new product activities, the agreements, acquisitions and/or alliances may not be successful. If any of this were to occur, it could damage our reputation, limit our growth, negatively affect our operating results and harm our business.

WE MAY NOT BE ABLE TO RAISE SUFFICIENT CAPITAL TO SUCCESSFULLY OPERATE OR EXPAND OUR BUSINESS.

While management believes our current finances will enable us to implement our plans and satisfy our estimated financial needs for at least the next 12 months, such belief cannot give rise to an assumption that cost estimates are accurate or that we will in fact have sufficient working capital for the foreseeable future.

Our continued operations after such period will depend upon the availability of cash flow from operations and/or our ability to raise additional funds through various financing methods. If sales or revenues do not meet expectations, or cost estimates for development and expansion of business prove to be inaccurate, we will require additional funding. If additional capital cannot be obtained, we may have to delay or postpone acquisitions, development or other expenditures which can be expected to harm our competitive position, business operations and growth potential. There can be no assurance that cash flow from operations will be sufficient to fund our financial needs, or if such cash flow is not sufficient, that additional financing will be available on satisfactory terms, if at all. Changes in capital markets and the cost of capital are unpredictable. Any failure to obtain such financing, or obtaining financing on unfavorable terms, can be expected to have a material adverse effect on our business, financial condition, results of operations and future business prospects.

INTENSE COMPETITION COULD REDUCE MARKET SHARE AND HARM FINANCIAL PERFORMANCE.
The market for bar code and RFID encoding software is emerging, intensely competitive and characterized by rapid technological change.

Bar code and RFID software companies compete for customers based on industry experience, know-how, technology and price, with the dominant providers conducting extensive advertising campaigns to capture market share. Many of our competitors have (i) greater financial, technical, engineering, personnel and marketing resources; (ii) longer operating histories; (iii) greater name recognition; and (iv) larger consumer bases. These advantages afford our competitors the ability to (a) offer greater pricing flexibility, (b) offer more attractive incentive packages to encourage resellers to carry competitive products, (c) negotiate more favorable distribution contracts with resellers and (d) negotiate more favorable contracts with suppliers. We believe additional competitors may be attracted to the market, including IBM, Sun Microsystems, Microsoft, and HP. We also believe existing competitors are likely to continue to expand their offerings.

Current and prospective competitors include many large companies that have substantially greater market presence and greater financial, technical, marketing and other resources than we have. We compete directly or indirectly with the following categories of companies:

•	iSeries Label Software
•	iSeries Forms Software
•	Unix/Linux/Windows Label Software
•	Unix/Linux/Windows Forms Software

After the initial purchase, most CYBRA customers choose a yearly recurring service plan. In addition, on an on-going basis, many CYBRA customers make continued purchases of items such as add-on software options, bar code hardware, bar code supplies, training and services.

As competition in the bar code and RFID market continues to intensify, competitors may continue to merge or form strategic alliances that would increase their ability to compete with us for customers. These relationships may negatively impact our ability to form or maintain our own strategic relationships and could adversely affect our ability to expand our customer base. Because we operate in a highly competitive environment, the number of customers we are able to add may decline, the cost of acquiring new customers through our own sales and marketing efforts may increase.

Our ability to compete effectively in the bar code and RFID services industry will depend upon our ability to (i) continue to provide high quality products and services at prices competitive with, or lower than, those charged by its competitors and (ii) develop new and innovative products and services. There can be no assurance that competition from existing or new competitors or a decrease in prices by competitors will not have a material adverse effect on our business, financial condition and results of operations, or that we will be able to compete successfully in the future.

WE MAY NOT BE ABLE TO KEEP UP WITH RAPID TECHNOLOGICAL AND OTHER CHANGES.

The industry in which we compete is characterized, in part, by rapid growth, evolving industry standards, significant technological changes and frequent product enhancements. These characteristics could render existing systems and strategies obsolete, and require us to continue to develop and implement new products and services, anticipate changing customer demands and respond to emerging industry standards and technological changes. We intend to evaluate these developments and others that may allow us to improve service to our customers. However, no assurance can be given that we will be able to keep pace with rapidly changing customer demands, technological trends and evolving industry standards. The failure to keep up with such changes is likely to have a material adverse effect on our business, long term growth prospects and results of operations.

WE ARE DEPENDENT ON STRATEGIC RELATIONSHIPS.

Our business, in part, is dependent upon current relationships and those we intend to develop with suppliers, distributors and resellers in various markets and other third parties. The failure to develop or maintain these relationships could result in a material adverse effect on our financial condition and results of operations. CYBRA’s key distributors and resellers are Manhattan Associates, Apparel Business Systems, and Vormittag Associates.

RELIANCE UPON THIRD-PARTY SUPPLIERS FOR COMPONENTS MAY PLACE US AT RISK OF INTERRUPTION OF SUPPLY OR INCREASE IN COSTS.

We rely on third-party suppliers for certain hardware and software necessary for our services and we do not have any long-term supply agreements. Although we believe we can secure other suppliers, we expect that the deterioration or cessation of any relationship would have a material adverse effect, at least temporarily, until the new relationships are satisfactorily in place. CYBRA’s primary suppliers are: Paxar/Monarch (bar code and RFID printers and printing supplies), Psion Teklogix (bar scanners and wireless equipment), ScanSource (wholesale distributors), Blue Star (wholesale distributors), Nimax (wholesale distributors). Adverse affects could limit our ability to fill customer orders for bar code and RFID hardware and supplies, resulting in potential loss of revenues and loss of goodwill. Replacing any one supplier could take weeks.

ONGOING SUCCESS AND OUR ABILITY TO COMPETE DEPEND UPON HIRING AND RETENTION OF KEY PERSONNEL.

Success will be dependent to a significant degree upon the involvement of current management, especially Harold Brand, our President. These individuals have critical industry experience and relationships upon which we rely. The loss of services of any of our key personnel could divert time and resources, delay the development of our business and negatively affect our ability to sell our services or execute our business. In addition, we will need to attract and retain additional talented individuals in order to carry out our business objectives. The competition for such persons is intense and there are no assurances that these individuals will be available. Such problems might be expected to have a material adverse impact on our financial condition, results of current operations and future business prospects.

WE ARE SUBJECT TO CONTROL BY OFFICERS AND MANAGEMENT AND THERE COULD BE CONFLICTS OF INTEREST WITH MANAGEMENT WHICH MAY BE ADVERSE TO YOUR INTERESTS.

Management of CYBRA currently beneficially owns approximately 80% of the voting shares of CYBRA Corporation. Assuming all debentures are converted and warrants exercised, management would own approximately 41% of the voting shares. As a result, management possesses meaningful influence and control over the Company, and may be able to control and direct the Company’s affairs, including the election of directors and approval of significant corporate transactions for the foreseeable future.

A conflict of interest may arise between our management's personal pecuniary interest and its fiduciary duty to our stockholders. Conflicts of interest create the risk that management may have an incentive to act adversely to the interests of other investors. Such influence may not necessarily be consistent with the interests of our other stockholders.

DIRECTOR AND OFFICER LIABILITY IS LIMITED.

As permitted by New York law, the certificates of incorporation of CYBRA limits the personal liability of directors to the fullest extent permitted by the provisions of New York Business Corporation Law. As a result of our charter provision and New York law, stockholders may have limited rights to recover against directors for breach of fiduciary duty.

IF WE RAISE ADDITIONAL FUNDS THROUGH THE ISSUANCE OF EQUITY SECURITIES, OR DETERMINE IN THE FUTURE TO REGISTER ADDITIONAL COMMON STOCK, YOUR PERCENTAGE OWNERSHIP WILL BE REDUCED, YOU WILL EXPERIENCE DILUTION WHICH COULD SUBSTANTIALLY DIMINISH THE VALUE OF YOUR STOCK AND SUCH ISSUANCE MAY CONVEY RIGHTS, PREFERENCES OR PRIVILEGES SENIOR TO YOUR RIGHTS WHICH COULD SUBSTANTIALLY DIMINISH YOUR RIGHTS AND THE VALUE OF YOUR STOCK.

CYBRA Corporation may issue additional shares of Common Stock for various reasons and may grant additional stock options to employees, officers, directors and third parties. If CYBRA Corporation determines to register for sale to the public additional shares of Common Stock or other debt or equity securities in any future financing or business combination, a material amount of dilution can be expected to cause the market price of the Common Stock to decline. One of the factors which generally affects the market price of publicly traded equity securities is the number of shares outstanding in relationship to assets, net worth, earnings or anticipated earnings. Furthermore, the public perception of future dilution can have the same effect even if actual dilution does not occur.

In order for CYBRA Corporation to obtain additional capital or complete a business combination, it may find it necessary to issue securities, including but not limited to debentures, options, warrants or shares of preferred stock, conveying rights senior to those of the holders of Common Stock. Those rights may include voting rights, liquidation preferences and conversion rights. To the extent senior rights are conveyed, the value of the Common Stock can be expected to decline.

THE EXISTENCE OF OUTSTANDING WARRANTS MAY HARM OUR ABILITY TO OBTAIN ADDITIONAL FINANCING AND THEIR EXERCISE WILL RESULT IN DILUTION TO YOUR INTERESTS.

We have outstanding 7,500,000 warrants to purchase an aggregate of 7,500,000 shares of Common Stock. Each of the Class A and Class B Warrants is exercisable for up to five years from date of issue at an exercise price of $.75 per share (Class A Warrants) and $1.75 per share (Class B Warrants). The holder of a warrant may not exercise a warrant, if , after giving effect to such issuance after exercise, such holder would beneficially own more than 4.99% of the Company’s outstanding shares. The warrants contain standard anti-dilution provisions in the event of stock divided, splits or other dilutive transactions. While these warrants are outstanding, our ability to obtain future financing may be harmed. Upon exercise of these warrants, dilution to your ownership interests will occur as the number of shares of Common Stock outstanding increases.

PENNY STOCK REGULATIONS MAY IMPOSE CERTAIN RESTRICTIONS ON MARKETABILITY OF THE COMPANY’S SECURITIES.

If the Common Stock begins trading following effectiveness of this registration statement, we will be subject to rules pertaining to “penny stocks”. The SEC has adopted regulations which generally define a “penny stock” to be any equity security that has a market price (as defined) of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. It is unlikely our shares will have a market price of or greater than $5.00 per share. As a result, the Company’s Common Stock will be subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established clients and “accredited investors”. For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the SEC relating to the penny stock market. The broker-dealer must also disclose the commission payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the “penny stock” rules may restrict the ability of broker-dealers to sell shares of the Company’s Common Stock and may affect the ability of investors to sell such shares of Common Stock in the secondary market and the price at which such investors can sell any of such shares.

Investors should be aware that, according to the SEC, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include:

•	control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;

•	manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;

•	“boiler room” practices involving high pressure sales tactics and unrealistic price projections by inexperienced sales persons;

•	excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and

•
the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent investor losses.

The Company’s management is aware of the abuses that have occurred historically in the penny stock market.

USE OF PROCEEDS

Proceeds from this offering of Common Stock underlying the convertible debentures will inure directly to the selling shareholders hereunder. CYBRA Corporation will not receive any proceeds from the sale of the Common Stock underlying the convertible debentures by the shareholders whose shares are being registered pursuant hereto. The Company will receive proceeds of any exercise of the warrants, the underlying shares of which are also being registered hereby.

DETERMINATION OF OFFERING PRICE

The fixed per share offering price of $.50 per share is the price per share at which the selling shareholders identified herein may sell their shares until such time as a market develops for the Company’s shares. This price was chosen based on the last completed offering price of Common Stock to accredited investors pursuant to an exempt private placement. There is no relationship between this price and our assets, earnings, book value or any other objective criteria of value.

CYBRA Corporation intends to apply to the NASD over-the-counter bulletin board for the quotation of the Common Stock upon becoming a reporting entity under the Securities Exchange Act of 1934, as amended (the "1934 Act"). If the Common Stock becomes so traded and a market for the stock develops, the actual price of stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling shareholders. The offering price would thus be determined by market factors and the independent decisions of the selling shareholders.

SELLING SHAREHOLDERS

This prospectus relates to the sale by certain of the debenture and warrant holders of CYBRA Corporation of the shares underlying convertible debentures and warrants issued in a private offering for cash. The convertible debentures and warrants were issued to a group of accredited investors on April 10, 2006 in a private placement which was exempt from registration under the Securities Act of 1933, by virtue of Section 4(2) thereunder.

CYBRA Corporation will not receive any proceeds from the sale of the shares underlying the convertible debenture by the selling shareholders. The Company may receive proceeds from the exercise of the warrants. The selling shareholders may resell the shares they acquire by means of this prospectus from time to time in the public market. The costs of registering the shares offered hereby are being paid by CYBRA Corporation Although these shares are being registered for possible resale by the shareholders listed below, there is no guarantee that any shareholder will reach agreement with any buyer as to the price of each share, as exhibited by the bid and ask any applicable exchange should the Company, in the future list its shares. The following table identifies the selling shareholders and the shares that are being offered for sale by the selling shareholders.

Mssrs. Sholom Babad and Sam Rothman acted as finders in connection with the placement of the debentures and warrants for which they received a fee consisting of $250,000, which was invested in debentures. Mssrs. Babad and Rothman also loaned an aggregate of $181,000 to the Company in order to facilitate the repurchase of preferred shares from Paxar Americas, Inc. (f/k/a Monarch Marking Systems, Inc.). See “Description of Securities”. Mr. Rothman’s son, Matt Rothman, is a designee to the Board of Directors. See “Management - Directors to be Appointed."

Investor Donna Meyer Reich is the wife of Sheldon Reich the Company’s Vice President of Marketing, and Samuel Akivah Reich is his brother.

NAME AND ADDRESS (1)	SHARES UNDERLYING DEBENTURES (1)	SHARES UNDERLYING CLASS A AND CLASS B WARRANTS	OTHER SHARES TO OWNED PRIOR TO OFFERING	PERCENTAGE OF SHARES OWNED PRIOR TO THE OFFERING	PERCENTAGE OF SHARES TO BE OWNED AFTER OFFERING
Otto Weingarten	650,000	750,000	-		0.00%
Martin Thaler	312,000	360,000	-		0.00%
Sivan Industries, Inc. (2) 520 West Nyack Road West Nyack, NY 10994	260,000	300,000	-		0.00%
Lee Grohman	260,000	300,000	-		0.00%
Endeavor Management Inc. (3) c/o Endeavor Advisors Ltd. 46 Yermeyahu Street Jerusalem, Israel	130,000	150,000	-		0.00%
Joseph Sprung	208,000	240,000	-		0.00%
Tayside Trading Ltd. (4) c/o Pines 32/2 Ezrat Torah Street Jerusalem, Israel 95320	130,000	150,000	-		0.00%
Rafael Katzenstein	130,000	150,000	-		0.00%
Sara Katz	260,000	300,000	-		0.00%
Joseph Hoch c/o AV Properties 400 Kelby Street, 11 th Floor Ft. Lee, NJ 07024	130,000	150,000	-		0.00%
Bernard Englard c/o AV Properties 400 Kelby Street, 11 th Floor Ft. Lee, NJ 07024	130,000	150,000	-		0.00%
Ellis International Ltd. (5) c/o SDC Capital 20 East Sunrise Highway, Suite 302 Valley Stream, NY 11581	325,000	375,000	-		0.00%

Brio Capital (6) 10 East 40th Street, 22nd Floor New York, NY 10016	195,000	225,000	-	0.00%
Fagey Steinberg 6 Langeries Drive Monsey, NY 10952	260,000	300,000	-	0.00%
Sharei Chaim AT	195,000	225,000		0.00%
Alpha Capital A.G. (7) Pradafant 7 9490 Furstentums Vaduz, Lichtenstein	1,040,000	1,200,000	-	0.00%
Designs by FMC, Inc. (8) 1533 60th Street Brooklyn, NY 11219	260,000	300,000	-	0.00%
Chaya B. Ish Shalom (9)	260,000	300,000	166,000	0.00%
United Ten Foundation, Inc. (10) 385 Troutman Street, #100 Brooklyn, NY 11237	260,000	300,000	-	0.00%
Sholom Chaim Babad (11) 128 Hadassah Lane Lakewood, NJ 08701	130,000	150,000	830,000	0.00%
Sam Rothman (12) 13 Valencia Drive Monsey, NY 10952	130,000	150,000	830,000	0.00%
Donna Meyer Reich 4901 Henry Hudson Parkway, #8D Bronx, NY 10471	260,000	300,000	-	0.00%
Samuel Akivah Reich 301 Darby Street, Unit 5 Bar Beach NSW 2300, Australia	260,000	300,000	-	0.00%
Theodore Katzenstein	65,000	75,000	-	0.00%
Saul Perlmutter	130,000	150,000	-	0.00%
Tova Weisz & Jessica Weisz	130,000	150,000	-	0.00%
TOTAL	8,326,000	7,500,000	-

(1) All shareholders purchased convertible debentures and warrants of CYBRA Corporation for cash in a private placement exempt from the registration requirements of the Securities Act of 1933, as amended (the "1933 Act"), in April 2006. Represents 130% of shares underlying Debentures. In connection with the private placement, the company agreed to file a registration statement covering 130% of the registrable securities (shares underlying the convertible debentures and warrants) in order to account for possible dilution of the number of registrable shares.
(2) The natural person exercising voting and investment rights over the securities owned by SiVan Industries is Mr. Chaim Breuer, 520 West Nyack Road, West Nyack, NY 10954.
(3) The natural person exercising voting and investment rights over the securities owned by Endeavor Management, Inc. is Mr. Shmuli Margulies, 46 Yermeyahu Street, Jerusalem, Israel.
(4) The natural person exercising voting and investment rights over the securities owned by Tayside Trading Ltd, is Mr. Esriel Pines, 32/2 Ezrat Torah Street, Jerusalem, Israel 95320.
(5) The natural person exercising voting and investment rights over the securities owned by Ellis International Ltd, is Mr. Wilhelm Ungar, c/o SDC Capital, 20 East Sunrise Highway, Suite 302, Valley Stream, NY 11581.
(6) The natural person exercising voting and investment rights over the securities owned by Brio Capital is Mr. Shaye Hirsch, 10 East 40th Street, 22nd Floor, New York, NY 10116,
(7) The natural person exercising voting and investment rights over the securities owned by Alpha Capital A.G. is Mr. Konrad Ackerman, Pradafant 7, 9490 Furstentums,Vaduz, Lichtenstein.
(8) The natural person exercising voting and investment rights over the securities owned by Designs by FMC, Inc. is William Nussen, 1533 60th Street, Brooklyn, NY 11219.
(9) Includes share underlying $100,000 convertible debentures and an additional 166,000 shares purchased in a private placement.
(10) The natural person exercising voting and investment rights over the securities owned by United Ten Foundation, Inc. is Abraham J. Hoffman, 385 Troutman Street, #100, Brooklyn, NY 11237.
(11) Includes 130,000 shares underlying convertible debentures issued as a finder’s fee in connection with the Private Placement and 830,000 shares of common stock purchased in a private transaction.
(12) Includes 130,000 shares underlying convertible debentures issued as a finder’s fee in connection with the Private Placement and 830,000 shares of common stock purchased in a private transaction.

PLAN OF DISTRIBUTION\

Each Selling Stockholder (the “ Selling Stockholders”) of the common stock (“ Common Stock”) of CYBRA Corporation, a New York corporation (the “ Company”) and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on the Trading Market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices until such time that a market develops for the Company’s shares, such shares shall be made at a fixed price of $.50 per share. A Selling Stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

In connection with the sale of the Common Stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Common Stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of the Common Stock short and deliver these securities to close out their short positions, or loan or pledge the Common Stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Common Stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the shares. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. Each Selling Stockholder has advised us that they have not entered into any written or oral agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Stockholders without registration and without regard to any volume limitations by reason of Rule 144(e) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to the prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the Common Stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

CYBRA Corporation has advised the selling shareholders that in the event of a “distribution” of the shares owned by the selling shareholders, such selling shareholders, any “affiliated purchasers”, and any broker/dealer or other person who participates in such distribution may be subject to Rule 102 under the 1934 Act until their participation in that distribution is completed. Rule 102 makes it unlawful for any person who is participating in a distribution to bid for or purchase stock of the same class as is the subject of the distribution. A "distribution" is defined in Rule 102 as an offering of securities "that is distinguished from ordinary trading transactions by the magnitude of the offering and the presence of special selling efforts and selling methods”. CYBRA has also advised the selling shareholders that Rule 101 under the 1934 Act prohibits any "stabilizing bid" or "stabilizing purchase" for the purpose of pegging, fixing or stabilizing the price of the common stock in connection with this offering.

LEGAL PROCEEDINGS

CYBRA is not a party to any legal proceedings nor is any of their property the subject of any proceeding, nor are they aware of any proceedings pending or of any actions that might give rise to any such proceedings.

MANAGEMENT

Directors and Executive Officers

Set forth below are the present directors and executive officers of the Company. Note that there are no other persons who have been nominated to become directors nor are there any other persons who have been chosen to become executive officers. There are no arrangements or understandings between any of the directors, officers and other persons pursuant to which such person was selected as a director or an officer. Directors are elected to serve until the next annual meeting of stockholders and until their successors have been elected and have qualified. Officers are appointed to serve until the meeting of the Board of Directors following the next annual meeting of stockholders and until their successors have been elected and qualified.

Name	Age	Present Position and Offices	Term of Office

Harold Brand	56	President, Chairman of the Board and Chief Financial Officer	21 Years

Sheldon Reich	49	Vice President Marketing and Director	17 Years

Chuck Roskow	35	Branch Manager	1 Year

Robert J. Roskow	63	Vice President Sales and Director	12 Years

Brian H. Caughel	44	Strategic Alliance Executive	5 Months

Steven D. Orlando	45	Director of Programming	2 Months

Robert Roskow is Chuck Roskow’s father. None of the other directors or officers is related to any other director or officer of the Company.

Set forth below are brief accounts of the business experience during the past five years of each director and executive officer of the Company.

Harold Brand is a founder of CYBRA and has been its President, Chairman of the Board and Chief Financial Officer since 1985. He is responsible for managing the operation, monitoring its performance, and planning and overseeing R&D projects. Mr. Brand developed much of CYBRA’s proprietary technology. Prior to founding CYBRA, Mr. Brand was the Vice President of Personnel Systems at Manufacturers Hanover Trust Company (currently JP Morgan Chase Bank), a New York City money center bank, where he managed a multimillion dollar annual budget and a staff of 25 professionals. A highly rated speaker at IBM technical conferences, Mr. Brand holds a Masters of Science degree in Computer Science from Rutgers University in New Brunswick, New Jersey.

Sheldon Reich has been Vice President of Marketing and a Director of the Company since 1989. He has expertise in the creative application of Auto ID technology. In April 2004, Mr. Reich was selected by IBM to design their infrastructure solution for enabling RFID wireless inventory systems. He is responsible for CYBRA’s advertising, promotion, trade shows, public relations, and direct mail activities. Prior to joining CYBRA, Mr. Reich held the position of Copy Director at Bantam Doubleday Dell publishing. He developed business-to-business marketing programs for such clients as: NYNEX, AT&T Microelectronics, and Philips Information Systems. A frequent speaker at industry conferences and user group meetings, Mr. Reich, holds a Bachelor of Arts degree in Linguistics from the State University of New York at Stony Brook.

Chuck Roskow heads CYBRA’s West Seneca, New York, a suburb of Buffalo branch office and is chiefly responsible for pre-sales and post-sales support of CYBRA Corporation’s software products. He joined the Company in 1994 as an Account Manager and became Customer Support Manager in 1997 to 2005, when he became Branch Manager. Acting in a sales engineering capacity, Mr. Roskow is CYBRA’s OEM customer’s primary point of contact and manages the end user support effort. Previously, as a CYBRA marketing representative, Mr. Roskow tripled sales in his territory. Before joining CYBRA, he was the owner and proprietor of Just Belts, a martial art belt manufacturer, which he built from a standing start to profitability and sale to new owners in 18 months. Mr. Roskow holds a Bachelor of Science degree in Business Administration from the State University of New York College at Fredonia.

Bob Roskow has been Vice President of Sales and a Director since 1994. He is also founder of Profit Horizons, Inc., a sales consultancy. Mr. Roskow provides his services to the Company through this consulding company. The terms of his consultancy require Mr. Roskow to provide at least three days of service per month and he currently spends approximately 90% of his working time on Company business. He brings to CYBRA more than 30 years of high technology marketing experience with the IBM Corporation. Mr. Roskow’s marketing achievements with IBM were rewarded with membership in 17 100% clubs and three Golden Circles, which signified reaching the top 3% of sales professionals in the company. One of the Chief Architects of IBM’s Business Partner Program, Mr. Roskow has consulted to more than 50 IBM Business Partners with annual sales ranging from $200,000 to $50 million in revenues. Bob was a New Business Executive with IBM for the four years prior to his retiring in 1992.

Brian Caughel’s joined CYBRA as Strategic Alliance Executive in February 2006. Prior to that, from January 2000 to December 2005, he was National Director of Sales Engineers at Iona Technologies, a public vendor in enterprise integration sector, for over five years. His main responsibility is to form strategic alliances with software vendors that require auto-id capabilities within their applications. Target applications are ERP, Warehouse Management, and Supply Chain Management Software. Mr. Caughel has over twenty years of experience in software development, sales and management roles, in the areas of integration middleware, application development tools and software/systems development solutions. Prior to joining CYBRA, Mr. Caughel was the National Director of Sales Engineers at IONA Technologies, where he built a team from six to over forty pre-sales engineers responsible for selling software integration solutions. During his six year tenure at IONA, the company achieved record sales exceeding $100M, and a stock price of over $100/share. Brian has a Bachelor of Arts degree from Brown University in Providence, Rhode Island. He is based out of CYBRA's West Seneca, New York branch office.

Steven Orlando joined the Company as Director of Programming in May 2006. Prior to that he was Project Coordinator for Information Builders, a private business intelligence software development company, from April 1989 to July 2005. From August 2005 to November he was Director of Application Engineering for Schoolnet, Inc., a software manufacturer based in Chicago, IL, and from January 2006 to May 2006 he was Senior Director of Technology for Authentidate Holdings, Inc., a digital signature and time stamping reseller backed by the U.S. Postal Service. He is responsible for all R&D projects at CYBRA. He has over twenty years of experience in system architecture, design and software engineering in a commercial software product development environment. Early in his career he worked on the development of RACF, IBM's access control product for the MVS operating system. Mr. Orlando’s main experience was as project manager for Information Builders, Inc. a premier Business Intelligence Software vendor. Steven has extensive experience managing technology projects and has a deep background in Web applications including Java, SQL and XML on a diverse range of computing platforms. Mr. Orlando holds a B.A. degree in Computer Science from the New York University Courant Institute of Mathematical Sciences. He has also served as a lecturer at NYU on Information Security, Advanced Java, C and C++ Programming.

No officer or director has, during the past five years, been involved in (a) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time, (b) any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses), (c) any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities or (d) a finding by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

Due to the early stage nature of the business of CYBRA Corporation, it does not have an audit committee, nor has its board of directors or the board of directors of CYBRA Corporation, deemed it necessary to have an audit committee financial expert. Within 12 months following effectiveness of this registration statement, CYBRA Corporation expects to have several committees in place, including a compensation, budget and audit committee. At such time, CYBRA Corporation intends to have a member of the Board of Directors that meets the qualifications for an audit committee financial expert.

EXECUTIVE COMPENSATION

Directors are not compensated in their roles as directors. Directors are reimbursed, however, for reasonable expenses incurred on behalf of the Company. During 2005 and through the date hereof, Mr. Brand has received an aggregate of approximately $271,000 in compensation. Effective April 30, 2006, the Company entered into a five-year Employment Agreement with Mr. Brand, with base salary set at $ 180,000 per annum. No other executive officer, other than Mr. Brand, received salary and bonus in excess of $100,000 during 2005 and the current year.

The following table sets forth all the compensation earned by the person serving as the Chief Executive Officer (Named Executive Officer) and each other executive officer whose aggregate compensation was in excess of $100,000 during the fiscal years ended December 31, 2005, 2004 and 2003 and the current fiscal year.

SUMMARY COMPENSATION TABLE

					Long Term
	Annual Compensation(1)				Compensation Awards
Name and Principal	Fiscal			Other	Securities	All Other
Position	Year	Salary	Bonus	Annual Compensation (1)	Underlying Options	Compensation

Harold Brand	12/31/05	$178,567	—	—	-0-	$	−−−−−
Chairman and Chief	12/31/04	$165,814	—	—	-0-	$	−−−−−
Executive Officer	12/31/03	$161,897	—	—	-0-	$	−−−−−

(1) The amounts reflected in the above table do not include any amounts for perquisites and other personal benefits extended to the named Executive Officer. Inasmuch as the aggregate amount of such compensation (consisting of payment of an auto lease and associated costs) did not exceed the lesser of $50,000 or 10% of the total annual salary reported.

Advisory Board

CYBRA Corporation’s Advisory Board consists of executive officers, as well as two outside advisors.

Gary L. Horning, Vice President of Marketing, Bar code and RFID Solutions Division at Paxar Corporation. Paxar is one of the leading providers of identification solutions to the retail and apparel industry worldwide. Prior to joining Paxar six years ago, Gary was Vice President of Strategic Marketing and Investor Relations, and member of the executive management team at The Santa Cruz Operation, a $200M software company located in Santa Cruz, CA. Earlier in his career, Mr. Horning spent twenty years at NCR Corporation, with a wide range of roles including: VP of Channel and Partnership Relationships for the Teradata Division, AVP of Strategic Planning and Product Line Management, Director of Product Management Processes and Education/Training, Strategic Major Accounts Sales Manager, and Product Line Manager. Gary holds MBA and BS degrees from Wright State University.

Dr. Shlomo Kalish, a CYBRA founder, is an Israeli based technology investor. In 1994, Dr. Kalish founded The Jerusalem Global Group, a technology focused investment house, and in 1999 he founded Jerusalem Global Ventures, a venture capital firm managing $120M. Jerusalem Global Ventures invests in seed and early-stage communications, information technology and life sciences companies. From 1997 to 1999, Dr. Kalish served as a General Partner of Concord (K.T.) Ventures I, LP, a leading Israeli venture capital fund, where he was responsible for the investments in Oridion Medical and Oren Semiconductors. Dr. Kalish frequently appears in the media and has been featured on the cover of Upside Magazine. He has also been cited in The Wall Street Journal, Dow Jones, Business Week and other business publications. Dr. Kalish holds a Ph.D. in Operations Research from MIT, a M.Sc. from the Sloan School of Management at MIT and a B.Sc. from Tel Aviv University. From 1970 to 1975 Dr. Kalish served in the Israeli Air Force as a fighter pilot. Dr. Kalish is active on the boards of many non-profit organizations and academic institutions, including Shalom Beineinu, a charitable organization of which he is Chairman; the Board of Governors of Bar Ilan University; the Board of Governors of the Technion and The Jerusalem College of Technology. Dr. Kalish serves on the board of Saifun Semiconductors — selected by Globes, an Israeli business journal, as one of Israel's most successful startups, Valor Computerized systems, as well as a number of JGV's portfolio companies.

Directors to be Appointed

The Company agreed, in connection with the Private Placement, to allow the purchasers of Debentures to appoint two members to its Board of Directors. The following individuals have been chosen by the Purchasers to join the Board of Directors after the Effective Date of this Registration Statement:

Jonathan Rubin

Jonathan Rubin, age 36, is an experienced small businessperson, having run his own businesses for the past five years. Mr. Rubin is a partner in the Jefferson Title Agency which is licensed in several states. He is a seasoned real estate professional, with extensive experience in numerous areas of the real estate field, including, management, brokerage, title and finance. Mr. Rubin is active in the Lakewood NJ community, where he manages a free loan society, and sits on the Township Rent Control Board, the Board of Congregation Ohr Meir and other community involvement.

Matt Rothman

Matt Rothman, age 28, is the owner of MorFra Designs, a wholesale jewelry company supplying retailers and catalog companies throughout the U.S. MorFra specializes in cubic zirconia silver jewelry. Prior to the formation of MorFra in 2003, Mr. Rothman was for 1 year, vice president - sales at Designs by FMC, Inc., a manufacturer and distributor of gold and silver jewelry, selling to large retail chains, through catalogues and various cable television channels. Mr. Rothman also serves as a consultant to Global Equities, a real estate investment company with interests in residential and commercial real estate.

“Matt Rothman is the son of Samuel Rothman, an investor in the Company and an investor and control person in Global Equities. Samuel Rothman and Sholom Chaim Babad conferred with the purchasers of the debentures and/or their representatives prior to recommending to the Company that these individuals be appointed as investor representatives to the Company’s Board. Investors were given an opportunity to name other representative but due to their personal relationship to Mssrs. Rothman and Babad, the investors expressed confidence in their recommendations. Mssrs. Rothman and Rubin were chosen to represent the purchasers of the debentures based upon (i) their business acumen and experience; (ii) their relationship to the interest in the Company and (iii) their availability and proximity to the Company’s headquarters.”

PRINCIPAL STOCKHOLDERS AND HOLDINGS OF MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of the date of this registration statement, but not as adjusted to reflect the sale of the securities offered hereby, by (i) each person who is known by CYBRA Corporation to own beneficially more than 5% of the outstanding Common Stock; (ii) each of the officers and directors of CYBRA Corporation; and (iii) officers and directors of CYBRA Corporation as a group:

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percentage of Shares Beneficially Owned(2)

Harold Brand c/o CYBRA Corporation One Executive Blvd. Yonkers, NY 10701	7,438,460	67.9%
Robert Roskow c/o CYBRA Corporation One Executive Blvd. Yonkers, NY 10701	531,200	4.8%
Shlomo Kalish c/o CYBRA Corporation One Executive Blvd. Yonkers, NY 10701(3)	443,220	4.0%
Chuck Roskow c/o CYBRA Corporation 1050 Union Road, Suite 2 Box #10 West Seneca, NY 14224	273,900	2.5%
Sheldon Reich c/o CYBRA Corporation One Executive Blvd. Yonkers, NY 10701	443,220	4.0%
Sam Rothman c/o CYBRA Corporation One Executive Blvd. Yonkers, NY 10701	830,000	7.6%
Sholom Chaim Babad c/o CYBRA Corporation One Executive Blvd. Yonkers, NY 10701	830,000	7.6%
All Officers and Directors as a Group (4 persons)	8,686,780	79.3%
____________________

(1)	All shares are owned directly by the named individuals.
(2)
Based upon 10,956,000 shares issued and outstanding. Does not include 857 shares of Series A and Series B preferred stock which were repurchased by the Company from Paxar Americas, Inc. (f/k/a Monarch Marking Systems, Inc.) in September 2005. In the summer of 2005, Monarch approached the Company and asked that its investment in the Company, which was made in 1997 be reduced or retired. Monarch agreed to do so at a significant discount if the transaction could be completed by the end of 2005. The transaction closed in October 2005. Funds were provided, in part, to the Company by Mssrs. Rothman and Babad by means of a bridge loan which was repaid out of the proceeds of the debenture placement.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Two shareholders of the Company, Sholom Chaim Babad and Sam Rothman acted as finders in the Private Placement and were paid a 10% fee which they converted in Debentures and Warrants. They will also be entitled to receive as additional fees, 5% of any cash received by the Company upon the exercise of Warrants. In addition, Mssrs Babad and Rothman loaned $151,000 to the Company in 2005, and an additional $19,000 in the first quarter of 2006, the proceeds of which were used to redeem Preferred Stock owned by a third party. This loan, together with interest, was repaid out of the proceeds of the Private Placement.

The Company agreed, in connection with the Private Placement, to allow the purchasers of Debentures to appoint two members to its Board of Directors. Jonathan Rubin and Matt Rothman have been chosen by the Purchasers to join the Board of Directors after the Effective Date of this Registration Statement.

DESCRIPTION OF SECURITIES

General

CYBRA Corporation is currently authorized to issue 100,000,000 shares of common stock, $.001 par value, and 2,000 shares of preferred stock, having such rights, designations and privileges as the Board of Directors may establish from time to time. There are 10,956,000 shares of Common Stock outstanding, and no shares of preferred stock outstanding, as of the date of this prospectus. 857 shares of Series A and Series B preferred stock were repurchased by the Company from Paxar Americas, Inc. (f/k/a Monarch Marking Systems, Inc.)  ("Monarch") in September 2005. In the summer of 2005, Monarch approached the Company and asked that its investment in the Company, which was made in 1997 be reduced or retired. Monarch agreed to do so at a significant discount if the transaction could be completed by the end of 2005. The transaction closed in October 2005. Funds were provided, in part, to the Company by Mssrs. Rothman and Babad by means of a bridge loan which was repaid out of the proceeds of the debenture placement.

Common Stock

Holders of Common Stock are entitled to one vote for each share held of record on each matter submitted to a vote of shareholders. Holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor, as well as any distributions to the shareholders and, in the event of liquidation, dissolution or winding up of the Company, are entitled to share ratably in all assets of the Company remaining after satisfaction of all liabilities. Holders of the Common Stock have no conversion, redemption or preemptive rights or other rights to subscribe for additional shares. The outstanding shares of Common Stock are, and the shares of Common Stock issuable hereunder upon conversion of the debentures and exercise of the warrants, will be, validly issued, fully paid and non-assessable.

Private Placement of Convertible Debentures

Effective April 10, 2006, the Company sold $2,500,000 of its 8% convertible debentures due April 10, 2009 (the “Debentures”) to a group of twenty-five accredited investors. Each subscriber to Debentures also received Class A common stock purchase warrants (the “Class A Warrants”) and Class B common stock purchase warrants (the “Class B Warrants”).

Each Class A Warrants entitles the holder to purchase that number of shares of the Company’s Common Stock equal to one half of the underlying shares issuable upon conversion of the Debenture purchased by the holder. The exercise price of the Class A Warrant is $0.75 subject to anti-dilution and other adjustments provide for in the Class A Warrant. Any unexercised Class A Warrants expire on April 10, 2011. At any time after the Common Stock of the Company is registered under Section 12 of the Exchange Act, the holder of the Class A Warrant shall not have the right to exercise any portion of the Class A Warrant to the extent that after giving effect to such exercise such holder (together with such holder’s affiliates) would beneficially own more than 4.99% of the Company’s Common Stock immediately following such exercise.

Each Class B Warrants permits the holder thereof to purchase one share of Common Stock of the Company at an exercise price of $1.75 per share. The Class B Warrants contain anti-dilution and restriction on sale provisions which are similar to the Class A Warrants.

The Debentures mature on April 10, 2009, bear interest at the rate 8% per annum, payable semi-annually on June 30th and December 31st, beginning on the second such date after the original Issue Date, on each Conversion Date, on each Optional Redemption Date, on each Mandatory Conversion Date and at Maturity.

The Debentures are convertible into shares of Common Stock of the Company at a conversion price of $0.50. The conversion price is adjustable in certain circumstances to protect the holder thereof from dilutive events. At any time after the Common Stock is registered under Section 12 of the Exchange Act, the Company shall not effect any conversion of the Debenture, and the holder shall have no right to effect such a conversion, if, after giving effect to such conversion, the holder (together with the holder’s affiliates) would beneficially own in excess of 4.99% the number of shares of Common Stock outstanding after giving effect to such conversion.

At any time after April 10, 2006, the Company has the right to redeem some or all of the Debentures for the sum of (i) 120% of the principal amount of the Debenture the outstanding, accrued but unpaid interest, and all other amounts then due with respect to the Debentures. In addition, provided the underlying securities have been registered, and certain other conditions are met, the Company has the option to compel a conversion on the first business day after any consecutive ten-day trading period during which the closing price of the Company’s Common Stock is more than 150% of the Conversion Price.

In connection with the Private Placement, the Company agreed to file and maintain a registration statement covering resale of 130% of the shares underlying the Debentures and all Warrant shares. All expenses of the registration are to be paid by the Company. The Registration Rights Agreement between the Company and each Purchaser, also contains standard provisions governing notice, indemnification and similar matters. A copy of this Agreement has been filed as an Exhibit to the Registration Statement of which thisProspectus forms a part.

Stock Options, Warrants and Other Rights

There are currently 7,500,000 Class A and Class B warrants outstanding entitling the holders thereof to acquire up to 7,500,000 shares of Common Stock at an exercise price of $0.75 and $1.75 per share, respectively. The Company has adopted a qualified Stock Option Plan and has reserved 5,000,000 shares for issuance thereunder. No options have been granted as of the date hereof.

Comparative Share Data/Dilution

Shares which may be offered by this prospectus by the Selling Shareholders:	Up to 14,000,000

As of April 1, 2006, we had 10,956,000 outstanding shares of Common Stock, excluding shares which may be issued upon the exercise of currently outstanding warrants.

The issuance of additional shares and the eligibility of issued shares for resale will dilute our Common Stock and may lower its price. Investors in this offering will suffer immediate dilution, since the price paid for the securities offered will likely be more then the net tangible book value of our Common Stock. Net tangible book value is calculated by dividing our total assets, less intangible assets and liabilities, by the number of outstanding shares of Common Stock.

Other Shares Which May Be Issued:

The following table lists additional shares of Common Stock which may be issued as the result of the exercise of outstanding warrants:

Shares issuable upon exercise of warrants    Up to 7,500,000

(1) Warrants are exercisable at $0.75 and $1.75 per share through April 10, 2011.

Transfer Agent

The Company serves as its own transfer agent for the Common Stock. After completion of this offering, the Company intends to appoint Continental Stock Transfer and Trust Company as its transfer agent.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents, subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

EXPERTS

Our audited consolidated financial statements for the years ended December 31, 2005 and 2004, included in this prospectus, and the registration statement of which this prospectus is a part, have been included herein in reliance on the report of Bernstein & Pinchuk, an independent registered public accounting firm, given on the authority of such firm as an expert in accounting and auditing.

INDEMNIFICATION

As permitted by New York law, the Company’s certificate of incorporation limits the personal liability of directors to the fullest extent permitted by the provisions of the New York Corporation Law. Complete disclosure of relevant sections of our certificate of incorporation and by-laws is provided in Part II of the registration statement of which this prospectus forms a part. This information can also be examined as described in "Further Information."

BUSINESS

THE COMPANY
CYBRA was founded in New York in 1985 by Harold Brand, an Information Technology professional with extensive experience in computer systems design, and Dr. Shlomo Kalish, an authority in marketing for start up ventures. Initially,   CYBRA was a consulting organization for mid-range computing systems. Utilizing Mr. Brand’s expertise in the IT industry, CYBRA resold and integrated Israeli software products for the IBM System 34, 36, and 38 platforms in the North American marketplace. In the early 1990’s, one of the Company’s main clients asked CYBRA (in collaboration with Pitney Bowes) to develop a bar code label software component. In order to accommodate its client’s needs, CYBRA agreed to develop the new technology. The results had a profound effect on the Company’s future. CYBRA became much more heavily involved in software application development, and wrote the code for a new proprietary software product known as MarkMagic TM . CYBRA Corporation owns the trademark for MarkMagicTM. MarkMagicTM is not patented. It is protected by use of standard secure software keys that are locked to specific computer serial numbers. Computer source code is not distributed with the product.

In August 1997, Monarch Marking Systems, a supplier of labels and printers to retail customers, acquired a minority ownership position in CYBRA with the intention of establishing a strategic partnership. Since that time, CYBRA’s fundamental strategy has been to establish OEM partnerships that embed MarkMagic TM in leading business software products. Vendors of these business software products resell MarkMagicTM to their customers. In addition, CYBRA sells MarkMagicTM direct to businesses needing RFID and bar code labels, as well as electronic forms.”. Today, the Company is well known for its computerized bar code document design and printing. CYBRA has a first rate R&D department with core competencies in auto id/bar code and RFID expertise, object oriented programming and design, and information technology — especially in the iSeries world.

CYBRA principally sells its products to a small number of software manufacturers who integrate the Company’s software into their products for resale to others. The software manufacturers are responsible for most of CYBRA's sales of MarkMagicTM.  The Company also sells its products directly to end users.

	Percentage of Sales Attributable to Software Manufacturers	Percentage of Sales to End Users
2004	73%	27%
2005	77%	23%
Nine Months Ended September 30, 2006	78%	22%

Sales to one software manufacturer, Manhattan Associates, accounted for more than 10% of sales during the past two years and for the nine month period ended September 30, 2006, as follows:

		Sales to Manhattan
	Total Sales	Associates

2004	$1,804,178	$226,961
2005	$1,778,895	$337,989
Nine Months Ended September, 30 2006	$1,119,655	$148,888

PRODUCTS & SERVICES
CYBRA’s main product offering is MarkMagic TM , an off the shelf software package for IBM mid-range computing platforms. MarkMagic TM was recognized as a Product of the Year in 2004 and again in 2005 by search400.com, a TechTarget company.

MarkMagic TM

With a single, simple interface, MarkMagic TM lets businesses design and print all types of documents, such as bar code labels, RFID tags, e-forms, and other media, using live data, with little or no programming necessary. MarkMagic TM’s WYSIWYG design component, JMagic, was developed in Java specifically in order to be deployed across the Internet, as well as on diverse computing platforms, including Windows, Unix and Linux.

MarkMagic TM currently addresses the IBM i5Series market. CYBRA plans to migrate MarkMagic TM to other computing platforms by 2007.

MarkMagicTM Version 5.1, which contains RFID support and an enhanced JMagic Java based client, was officially launched in October 2004 after being embraced during the beta testing period by customers and software partners. This version provides customers with an array of additional software options which have increased the average purchase price of MarkMagicTM by 30%.

MarkMagicTM Sales Strategy

CYBRA’s fundamental strategy is to establish OEM partnerships that embed MarkMagicTM in leading ERP, Supply Chain and WMS products. Success is centered upon a compliance labeling advantage to the large base created through application software OEM partnerships. This is accomplished by including compliance label formats with all copies of MarkMagicTM embedded in application software OEM products.

As CYBRA expands and builds on this strategy by strengthening its RFID capabilities and services and transitioning its software base to an open computing model, the following benefits accrue:

Key Benefits to ASVs

CYBRA’s OEM ASV (Application Software Vendor) partners are in the position to offer the best, and most complete, printing solution in the bar code industry. Building on its traditional roots in the iSeries marketplace, the solution will evolve to cover all computing platforms.

•
Increased Revenues— ASV’s can generate an additional source of revenue through sales of MarkMagicTM to future customers as well as to their installed base. With MarkMagicTM integrated into their application, their customers can quickly create new labels and change existing labels with ease, and with CYBRA’s forms component, they can eliminate many, or all, of the preprinted forms currently required by their application. These net savings give ASV customers a compelling reason to upgrade their ASV product. Other revenue streams enabled by MarkMagicTM for the ASV include product options such as RFID support and, in due course, a compliance label subscription service.

•
Cost Avoidance— ASV’s can greatly reduce, or eliminate, their staff costs for ongoing source code maintenance and customer support for printing bar code and RFID labels. Their staff no longer needs to learn and maintain competence on complex printer command languages. An administrative person (instead of a team of programmers) can quickly create new formats and change existing formats with MarkMagicTM.

•
Competitive Advantage— ASV’s can improve their competitive advantage by offering compliance labeling solutions — including the new RFID smart labels — to their customers on a wide range of virtually any bar code label or forms printer, local or remote, with no restriction on either the number or mix of printers and manufacturers. This includes portable printers communicating to the iSeries via LXE, Symbol, Teklogix or 802.11b RF networks in Enterprise Mobility Solutions. It also provides the ASV with a source for all RFID needs — middleware, training, services, equipment and supplies — without having to develop their own expertise.

The RFID Opportunity Iceberg

While CYBRA’s MarkMagicTM provides customers with the essential capability to encode their bar code labels with RFID information, thereby producing “smart labels,” it also establishes CYBRA as authorities in all aspects relating to bar coding and RFID. RFID encoding can be considered the tip of the iceberg as it creates opportunities for supplying all the rest of a customer’s RFID needs (all of the iceberg below the surface in the graphic below), such as RFID capture software, services, hardware and supplies. We believe that ASV partners will typically choose to rely on CYBRA to provide these products and services to their customers, as developing this expertise by themselves is complex, constantly changing and far removed from their core business.

The Evolution of AutoID: From Bar Code To RFID
AutoId (Automatic Identification) is a term that encompasses a wide range of technologies that allow items to be automatically identified, including Bar Code, RFID Tagging, Magnetic Stripe, Biometrics, etc.

The main benefits of AutoID are:

•	Reducing human error by eliminating manual look-up and entry

•	Drastic reductions in personnel training

•	Increased speed reduces labor costs

•	Improved security, as it can be difficult to forge or fool.

This section will introduce you to two key AutoID technologies — Bar Coding and RFID — briefly explaining what they’re about, how businesses benefit from their use, how bar coding evolved to RFID and what role CYBRA plays in these vital areas.

In the beginning: UPC Bar Code

History was made on June 26, 1974, when the first product with a UPC bar code was run through a hand-made scanner at a check-out counter at Marsh's supermarket in Troy, Ohio. It was a 10-pack of Wrigley's Juicy Fruit chewing gum.

The supply chain would never be the same.

Today, that pack of gum is on display at the Smithsonian Institution's National Museum of American History.

Grocery items and other consumer products are well-suited for UPC bar codes. Developed by the food industry to give every product a unique symbol and numeric code, the multi-digit number identifies the manufacturer and the item. Scanners can read the bars and spaces of the symbol. This system speeds customer checkout, reduces item price marking requirements, and helps collect complete and accurate information on all aspects of the sales transaction.

Since the early seventies, bar code systems have spread far from the supermarket checkout counter. In warehouses, hospitals, and automobile assembly lines, bar code systems enter data at speeds, efficiency and accuracy levels far beyond human ability.

It's no wonder that bar coding, now a mature, proven technology, has attracted interest from businesses for more than 30 years.

Comply or Die

In the late eighties, manufacturers and distributors had no choice but to add bar code technology to their operations. These had to “comply” and integrate bar code technology because their customers had installed scanning systems to read bar code labels to cut data entry and handling costs and demanded that they either bar code or lose the business to a competitor.

Customer demands (“compliance mandates”) typically include special shipping labels developed by industry trade associations. Item ticketing is another type of compliance. Across all industries, there are literally thousands of different compliance label types. Industries that have established compliance specification standards include retail consumer goods, the automobile industry, and the health industry.

Customers required to supply bar code shipping labels are given detailed, explicit instructions defining how the label is supposed to look, what data should appear on the label, how the bar code information is presented and how the label is to be printed.

Compliance specifications are complex and constantly changing, often without notice to the supplier. If any portion of the label is defective, out of date, or “out of spec” - the customer is liable for hefty fines called chargebacks.

Chargebacks can easily add up to hundreds of thousands of dollars per year for a small to medium sized manufacturer. Major retailers such as Wal-Mart, Sears, Target, etc., accrue tens of millions of dollars from chargeback revenue.

Chargebacks are a significant cost center for a small to medium manufacturer and can mean the difference between profit and loss. Software that can help reduce a company's chargeback expenses, by providing proper carton labeling and ticketing of merchandise produces an immediate return on investment.

This is where CYBRA’s MarkMagicTM comes in.

CYBRA customers reduce their chargeback burden daily by relying on MarkMagicTM to handle their compliance labeling.

Manhattan Associates, is a CYBRA ASV Partner, that has built its business on this premise. Manhattan guarantees compliance with the top 100 U.S. and global retailers' guidelines for shipping and content labels. This is accomplished by integrating CYBRA’s MarkMagicTM bar code label software into Manhattan’s Warehouse Management and Transportation Execution software packages.

Second Generation: 2D Bar Codes

Advances in bar code printing and scanning capabilities have led to the development of new bar code types that can contain greater amounts of information in less and less space. The newest bar code types are called “stacked” 2D (two dimensional) bar codes because they encode data by layering a series of bars and spaces. Stacked 2D bar codes can contain as many as 3,000 characters or more in the space of a postage stamp, while the one dimensional bar codes are limited to between twelve and thirty characters.

Another 2D bar code family includes “matrix” codes, such as the UPS MaxiCode. Because 2D bar codes are able to encode entire packing lists or shipping label addresses, these bar codes are now specified by a number of carriers for their labels. Compliance with FedEx Ground and UPS is the biggest reason the use of these bar code types is growing. MarkMagicTM has helped customers print 2D bar codes since 1994. In addition, MarkMagicTM makes it possible for customers in certain industries, such as those that ship directly to the consumer, to produce shipping documents containing both a pick ticket and a FedEx Ground or UPS carrier label with a 2D bar code.

The Future Arrives: RFID

Bar codes have one big shortcoming: a scanner has to “see” the bar code to read it. RFID, by contrast, does not have this limitation. RFID tags — chips no larger than a grain of sand plus an attached antenna — can be read without being “seen” as long as they are within range of a reader, anywhere from a few inches to twenty or more feet. The tags can be embedded into packaging or applied to a product in a “smart” label. An entire pallet of 200 RFID tagged items can be read in an instant.

First used during World War II as an aircraft identification system, businesses have utilized RFID technology on a limited basis for years. Drivers in the New York area are familiar with the

E--ZPass system for paying tolls which uses RFID technology.

Recent technical breakthroughs have made RFID well-suited for retail, distribution, and consumer packaged goods manufacturing. Major retailers such as Wal-Mart, Target, and Metro Group Germany have mandated the tagging of items coming into their businesses. The U. S. Department of Defense is requiring RFID tagged shipments to solve such problems as tracking munitions. The Food and Drug Administration is mandating the use of RFID to match drug doses to patients in order to save thousands of lives a year by drastically reducing human errors in drug dispensing.

Currently retailers’ RFID mandates affect only the largest suppliers (the top 200 Wal-Mart vendors, for example). In the years ahead, however, the RFID compliance mandates will impact all suppliers regardless of size. The supply chain standards groups have adopted a new RFID standard, the EPC (Electronic Product Code), to ultimately take the place of the lowly UPC bar code.

The UPC bar code identifies the manufacturer and the product. Like a UPC bar code, the EPC also identifies the manufacturer and product. The EPC, however, identifies each unique item in the supply chain with its own serial number.

To generate EPC codes and write RFID smart labels, customers need new software capable of doing this, as well as specialized printers capable of producing smart labels.

MarkMagicTM has supported EPC RFID encoding as an add on option to the base package since February 2005. While printing a label, a MarkMagicTM customer can simultaneously encode information on to the RFID chip that resides inside the smart label.

COMPETITION

CYBRA Corporation’s MarkMagicTM product family faces competition for each of its feature sets, but no single product, on any platform, offers the wide range of output device and document support that MarkMagicTM brings to the marketplace.

MarkMagicTMaddresses the key requirements of thermal bar code label and RFID printing, as well as, provideing other printing needs that customers may require. MarkMagicTM supports all the following printer devices and document types:

•	Thermal bar code labels

•	Thermal bar code tags

•	Thermal care labels

•	RFID smart labels

•	Laser printed bar code documents

•	Ink jet printed documents

•	Plastic ID cards with magnetic stripe encoding

In our current market, which can be defined as IBM i5 users of bar code and RFID labeling, CYBRA faces one serious competitor, T.L. Ashford, Covington, Kentucky, a private company of similar size to CYBRA. The competitor entered the bar code labeling software arena a few years before we did. To the best of our knowledge the competitor has a larger base of i5 bar code labeling customers than we have. The competitor’s base price is lower than ours, but additional features can level out the price difference. To the best of our knowledge, the competitor sells software only, and does not offer bar code and RFID equipment, supplies or services.

As we move beyond the IBM i5 platform in 2007, we anticipate a number of competitors. Among the most significant bar code printing software companies with which we anticipate competing are Loftware, Inc. of Portsmouth, NH and Teklynx of Milwaukee, WI on the Windows platform and Unibar of Rochester Hills, MI on the Unix and Linus platforms. Many of these we believe are well financed and have large customer installed bases. We expect CYBRA’s appeal will be based on our multiple platform support, multiple document type support and our experience and track record in integrating with business software packages.

In the RFID market we anticipate that we will face many competitors as the market grows. Many of these will be large companies - both public and private. We expect to compete with companies such as IBM, HP, SUN and Cisco for RFID integration business. For RFID tag reading software, we anticipate going up against Oat systems of Waltham, MA and Globe Range of Richardson, TX, among other on the Unix and Linux platform. There are currently no clearly dominant players in the RFID space. We anticipate that CYBRA’s appeal will be based on our multiple platform support especially our expertise in the i5 space and our experience and track record in providing solutions for developers of business software packages.

PARTNERSHIPS

CYBRA Corporation has established partnerships with key bar code and RFID companies. CYBRA partners fall into one or more of the following categories:

• OEM ASV (Application Software Vendor) partners who have integrated MarkMagicTM into their application software products that also sell through VARs and Systems Integrators.

• Technology Partners with whom CYBRA works closely to support their printing technologies or computing platforms. CYBRA has relationships with their VAR channels.

• Channel Partners whose products CYBRA resells to provide a single source for a customer’s entire bar code label and RFID needs.The table below contains a list of our key partners, the type of relationship(s) and the product(s) involved:

Company	ASV	Technology	Channel	Product
Apparel Business	✓			MarkMagicTM Labels Development
Manhattan Assoc.	✓			MarkMagicTM Labels Runtime
Network Systems	✓			MarkMagicTM Labels Development
SSA Global	✓			MarkMagicTM Labels Runtime
Vormittag Assoc.	✓			MarkMagicTM Enterprise Development
Wynne Systems	✓			MarkMagicTM Labels Development
Avery Dennison		✓	✓	Printers, Supplies, and RFID Encoders
Datamax		✓	✓	Printers, Supplies, and RFID Encoders
HP		✓	✓	HP PCL laser printers
IBM		✓	✓	Printers, Supplies, and RFID Encoders, iSeries servers
Intermec		✓	✓	Printers, Supplies, and RFID Encoders
Monarch		✓	✓	Printers, Supplies, and RFID Encoders
Paxar		✓	✓	Care label printers and supplies
Printronix		✓	✓	Printers, Supplies, and RFID Encoders
SATO		✓	✓	Printers, Supplies, and RFID Encoders
Symbol Technologies		✓	✓	RFID Readers, Mobile Computers, Wireless Networks and Bar Code Scanners
Teklogix		✓	✓	RFID Readers, Mobile Computers, Wireless Networks
Zebra		✓	✓	Label and Plastic Card Printers, Supplies, and RFID Encoders
Hand Held			✓	Bar code scanners and imagers
IIMAK			✓	Thermal Ribbons
Microscan			✓	Fixed bar code scanners
PSC			✓	Bar code scanners and imagers

CYBRA’s key distributors and resellers are Manhattan Associates, Inc., Apparel Business Systems, LLC and Vormittag Associates, Inc..

On October 20, 1998, the Company signed a five-year Software License, Sublicensing and Distribution Commitment Agreement (the “License Agreement”) with Manhattan Associates, Inc. (“MAI”). The Agreement automatically renews on a year-to-year basis unless cancelled by either party 30 days prior to each renewal date. Pursuant to the License Agreement, the Company granted to MAI a worldwide non-exclusive license to market and sell its MarkMagic™ software and related products. MAI pays to the Company a per copy license fee for copies of MarkMagic™ licensed by MAI or its distributors to end user customers. MAI agrees to provide support to its customers and CYBRA agrees to provide back-up support to MAI. The Agreement contains other standard provisions such as a sourcecode escrow, copyright indemnification and limitation of warranties.

Effective October 19, 2006 and October 23, 2006, the Company entered into two-year Domestic Reseller Agreements with Vormittag Associates, Inc. (“VAI”) and Apparel Business Systems, Inc. (“ABS”), respectively. Pursuant to these agreements each reseller is granted marketing rights to the MarkMagic™ suite of software products and ancillary products in the United States (VAI and ABS) and Canada (VAI only). Each agreement provides for set commissions on sale of products based upon the then current list price. Each agreement contains confidentiality provisions, warranty and support obligations of CYBRA and the reseller’s provisions governing selling methods, and related standard provisions. Each agreement automatically renews for additional one-year periods unless either party notifies the other of its intentions to terminate at least 30 days prior to any termination or renewal date. Each party may terminate the agreement by notifying the other party of its intent to do so three months in advance without cause.

Research and Development

In fiscal year 2004, CYBRA Corporation spent $293,936 on Research and Development activities. In fiscal year 2005, CYBRA Corporation spent $149,625 on Research and Development activities. All costs were borne directly by CYBRA. No customers paid for these activities in any direct fashion.

Employees

As of the date hereof, the Company employs thirteen full time employees. In addition, the Company retains the services of consultants and other third-parties on an as-needed basis.

Stock Option Plan

The Company adopted an Incentive Stock Option Plan on April 30, 2006 and has reserved 5,000,000 shares of its Common Stock for issuance thereunder.

WHERE YOU CAN FIND MORE INFORMATION

We have filed this registration statement on Form SB-2. Statements contained herein as to the contents of any contract, agreement or other document referred to are not necessarily complete. In each instance, we refer you to the copy of the contracts, agreements and other documents filed as exhibits to this registration statement.

You may inspect, without charge, all or any portion of the registration statement or any reports, statements or other information we file with the SEC at the SEC's public reference room at 100 F Street, N.E. , Washington. DC 20549. Copies of these documents may also be obtained from the SEC's Public Reference Room upon payment of the prescribed fees. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

In addition, registration statements and other filings with the SEC are publicly available through its Electronic Data Gathering, Analysis and Retrieval, or EDGAR, system, located at www.sec.gov. The registration statement, including all exhibits and schedules and amendments, has been filed with the commission through the EDGAR system.

Upon effectiveness of this registration statement, we will become subject to the reporting requirements of the Exchange Act and, in accordance with these requirements, we have and will continue to file reports, proxy statements and other information with the SEC. We furnish our stockholders with annual reports containing audited financial statements and other periodic reports as we deem appropriate or as may be required by law.

MANAGEMENT'S DISCUSSION AND ANALYSIS AND PLAN OF OPERATION

This report on Form SB-2 contains forward-looking statements. Forward-looking statements are statements not based on historical information and that relate to future operations, strategies, financial results or other developments. Forward-looking statements are necessarily based upon estimates and assumptions that are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control and many of which, with respect to future business decisions, are subject to change. These uncertainties and contingencies can affect actual results and could cause actual results to differ materially from those expressed in any forward-looking statements made by us or on our behalf. We disclaim any obligation to update forward-looking statements.

OFF-BALANCE SHEET ARRANGEMENTS

We do not currently have any off-balance sheet arrangements that have or are reasonably likely to have a current or future affect on our financial condition, change in financial condition, revenues or expenses, results of operations, liquidity capital expenditures, or capital resources that are material to our shareholders.

OVERVIEW

We are now at a critical inflection point in our business development. Because of the significant investments we have made in our infrastructure, we believe we can leverage that capacity and introduce our products and services into existing distribution channels operated by others. This would be expected to benefit the Company immediately. We will be able to increase sales by approaching companies with an existing distribution network of their own focused on a customer base which is ready for enhanced telecommunications services.

RESULTS OF OPERATIONS

Critical accounting policies

We follow the guidance of the SEC Staff Accounting Bulletin 104 for revenue recognition.  In general, we record revenue when persuasive evidence of an arrangement exists, services have been rendered or product delivery has occurred, the sales price to the customer is fixed or determinable, and collectability is reasonably assured.

We recognize income when products have been shipped or services have been performed. In cases where a customer prepays a subscription for services to be delivered in a period which extends from one accounting period into a subsequent period, we only recognize the portion of income due for services in the current reporting period. In cases where there is an acceptance period during which a customer may cancel their agreement without penalty, we defer the revenue recognition until the end of that acceptance period.

The Company accounts for software development costs in accordance with Statement of Financial Accounting Standards No. 86, Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed ("SFAS 86"), SFAS 86 requires that costs related to the development of enhancements to MarkMagic be capitalized as an asset when incurred subsequent to the point at which technological feasibility of the enhancement is established.  SFAS 86 specifies that "technological feasibility" for purposes of SFAS 86 can only be established by the completion of a "detailed program design" or if no such design is prepared, upon the completion of a "working model" of the software.  The Company's development process does not include a detailed program design.  Management believes that such a design could be produced in the early stages of development but would entail significant wasted expense and delay.  Consequently, SFAS 86 requires the development costs to be recorded as expense until the completion of a "working model".  In the Company's case, the completion of a working model does not occur until almost the time when the software is ready for sale.

Impact of Recently Issued Accounting Pronouncements.

We do not believe that any recently issued, but not yet effective accounting standards will have a material effect on our financial position, results of operations or cash flows.

YEAR ENDED DECEMBER 31, 2005 COMPARED TO THE YEAR ENDED DECEMBER 31, 2004, AND PERIOD ENDED SEPTEMBER 30, 2006 COMPARED TO PERIOD ENDED SEPTEMBER 30, 2005.

RESULTS OF OPERATIONS

Operating Revenues

Sales for the year ending December 31, 2005 decreased 1% over the prior year, from $1,804,178 to $1,778,895, primarily due to a deliberate change in mix of product lines towards more profitable items. Lower profit hardware sales were reduced, while higher profit software sales increased. In addition, CYBRA discontinued the sales and support of non-CYBRA utility software products in the third quarter of 2005 in order to focus on the core business of auto-id products and services.

Sales for the nine months ending September 30, 2006 were reduced from $1,169,912 in the comparable period in 2005 to $1,119,675. The sales for our core product, MarkMagic™, were up for the period, while low margin hardware sales were down. In addition, utility software product sales were discontinued at the end of 2005, resulting in a decrease in sales of approximately $75,921. Interest earned in the first nine months of 2006 was $35,399, compared to only $2 the prior year.

Cost of Sales

Cost of sales decreased 24%, from $896,663 to $681,263 over the prior year, due to the reduction in high cost of goods, low margin, hardware sales. Overall, gross margin increased from $907,515 to $1,097,632, an increase of 21%.

For the first nine months of 2006, the margin was 44% of sales. Gross Profits were $498,189, compared to $730,436 for the prior year period of which represented a gross margin of 62%. Lower margins resulted primarily from a 186% increase in sales and marketing expense, primarily as a result of increased expenses on advertising and trade shows.

Selling, General, and Administrative Costs

General, Selling and Administrative costs increased slightly from $953,320 in 2004 to $957,154 in 2005, due to an increase in general business activities. The rate of increase was .4%.

In the first nine months of 2005, those costs were $691,054, and they increased to $913,660 in the comparable period in 2006 as the Company has invested in new products which will allow us to compete effectively in the future. The main increased expenses are reflected in new hires and additional office capacity $89,910 of the increase consisted of research and development.

Provision for Income Taxes

The Company had an accumulated deficit of $343,920 at the end of 2005. Accordingly, there has been no provision for current income taxes in 2004 or 2005. Deferred income tax assets have been provided for the likely benefits of net operating loss carryovers and other temporary differences between financial statement and taxable income.

Liquidity and Capital Resources

As of September 30, 2006, the Company had approximately $1,671,357 in liquid assets. On April 10, 2006 the Company sold $2,500,000 of its 8% Convertible Debenture to a group of accredited investors. The net proceeds of this placement were approximately $2,027,500 after payment of commissions, expenses and repayment of a short term loan. Hence, we expect to be adequately funded for the next twelve months. Further, with the registration of our shares, the cost of registering additional shares will be lower, giving us increased access to both private and public capital markets should our capital needs increase within the next twelve months or thereafter.

Capital Commitments

The Company currently has no material commitments for capital expenditures.

Trends

The industry in which the Company operates is in a state of significant change. RFID software and services are gaining acceptance in the marketplace and the Company intends to take advantage of that trend by attempting to sell into a more willing marketplace, despite the increased competition.

Changes in income elements

There are no expected changes in the sources of income for the Company, with the exception that the liquid assets held by the Company are earning interest income currently, whereas there was no significant interest income in past years. The Company believes operating income will come from newly acquired customers for our services.

Material changes in our financial statements

None.

Seasonal Fluctuations

There have been no fluctuations in our business to date which can be attributed to seasonality.

Employment Agreements

Currently, we have a written employment agreements with our CEO and no other employees or officers.

Additional Employee Benefits: The Company offers medical insurance coverage to its employees. In addition, the company has a profit sharing plan as well as a 401K retirement plan.

DESCRIPTION OF PROPERTY

The Company maintains its administrative and R&D offices in approximately 3,400 square feet of space located at One Executive Blvd., Yonkers, NY 10701. The Company has leased this space for a period of 13 years, beginning January, 1993. Monthly rent is currently $6,188, plus an additional $376 for storage space in basement. Next year’s and subsequent years’ monthly rent is $6,438. Monthly rent includes electricity.

CYBRA also leases approximately 1,100 square feet in West Seneca (Buffalo), NY for sales and customer support. The Company is leasing this space for a period of 3 years, beginning June 1, 2005. Monthly rent is $890 for the duration of the lease. Electricity is billed directly form the utility company. The Company has one option to renew the lease for an additional three year period for $908 monthly.

MARKET FOR COMMON STOCK

As of June 30, 2006, there were seven record owners of our Common Stock and twenty-five (25) owners of convertible debentures, which are not listed on any national securities exchange or the Nasdaq Stock Market. To date, neither we, nor anyone acting on our behalf, has taken any affirmative steps to retain or encourage any broker-dealer to act as a market maker for our Common Stock. Further, we have not entered into any discussions, or understandings, preliminary or otherwise, through our management or through anyone acting on our behalf and any market maker concerning the participation of a market maker in the future trading market, if any, for our Common Stock.

The Common Stock is not quoted at the present time. The SEC has adopted a rule that established the definition of a "penny stock," for purposes relevant to us, as any equity security that has a market price of less that $5.00 per share or with any exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require: (i) that a broker or dealer approve a person's account for transactions in penny stocks; and (ii) the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased. In order to approve a person's account for transactions in penny stocks, the broker or dealer must (i) obtain financial information and investment experience and objectives of the person; and (ii) make a reasonable determination that the transactions in penny stocks are suitable for that person and that person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transaction in penny stocks. The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule in a form specified by the Commission relating to the penny stock market, which, in highlight form, (i) sets forth the basis on which the broker or dealer made the suitability determination; and (ii) states that the broker or dealer received a signed, written agreement from the investor prior to the transaction. Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading, about commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Management intends to seek a long-term business plan that will allow our securities to be traded without the aforesaid the "penny stock" limitations. However, we cannot predict whether our securities will be exempt from the commission penny stock regulations for listing on Nasdaq or some other national exchange, or be able to maintain the maintenance criteria necessary to insure continued listing. If our securities fail to qualify for the exemption or fail to qualify or meet the relevant maintenance criteria after qualification in the future, this may result in the discontinuance of the inclusion of our securities on a national exchange. However, trading, if any, in our securities may then continue in the non-Nasdaq over-the-counter market. As a result, a shareholder may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, our securities.

Holders of Common Stock are entitled to receive dividends as may be declared by our Board of Directors and, in the event of liquidation, to share pro rata in any distribution of assets after payment of liabilities. The Board of Directors is not obligated to declare a dividend. We have not paid any dividends and do not have any current plans to pay any dividends.

CYBRA CORPORATION

FINANCIAL STATEMENTS WITH
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

DECEMBER 31, 2005

C O N T E N T S

Page

REPORT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM	1

FINANCIAL STATEMENTS

BALANCE SHEETS	2

STATEMENTS OF OPERATIONS AND ACCUMULATED DEFICIT	3

STATEMENTS OF CASH FLOWS	4

NOTES TO FINANCIAL STATEMENTS	5-14

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
CYBRA Corporation

We have audited the accompanying balance sheets of CYBRA Corporation as of December 31, 2005 and 2004 and the related statements of operations and retained earnings and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion of these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of CYBRA Corporation as of December 31, 2005 and 2004 and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Bernstein & Pinchuk LLP
BERNSTEIN & PINCHUK LLP

New York, New York
June 9, 2006
(except for Notes 1, 6, and 11, as to which the date is September 18, 2006)

CYBRA CORPORATION

BALANCE SHEETS

ASSETS

	December 31,
	2005	2004
CURRENT ASSETS
Cash and cash equivalents	$10,859	$16,631
Accounts receivable, less allowance for doubtful
accounts of $5,000 in 2005 and 2004	385,513	281,252
Prepaid income taxes	10	100
Deferred income taxes	22,209	61,733
Total Current Assets	418,591	359,716

PROPERTY AND EQUIPMENT, at cost, less accumulated
depreciation and amortization	50,617	50,295

DEFERRED INCOME TAXES	174,178	401,219

SECURITY DEPOSITS AND OTHER	11,229	11,077
	$654,615	$822,307

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable and accrued expenses	$203,265	$180,678
Deferred revenue	274,656	256,155
Notes payable	413,000	-
Mandatorily redeemable preferred stock	-	1,049,971
Loan payable - bank	90,958	73,923
Sales tax payable	2,512	999

Total Current Liabilities	984,391	1,561,726

COMMITMENT

STOCKHOLDERS' EQUITY
Common stock, no par value, 44,277,400 shares authorized; 9,130,000 and
8,855,480 issued and outstanding at December 31, 2005 and 2004, respectively	1,800	300
Preferred stock, Class A, $1 par value, 1,000 shares authorized;
0 issued and outstanding at December 31, 2005 and 502 issued and outstanding at December 31, 2004 ($997,474 mandatory liquidation
amount at December 31, 2004 included in current liabilities)	-	-
Preferred stock, Class B, $1 par value, 1,000 shares authorized;
0 issued and outstanding at December 31, 2005 and 355 issued and outstanding at December 31, 2004 ($52,497 mandatory liquidation
amount at December 31, 2004 included in current liabilities)	-	-
Paid - in capital	12,344	12,344
Accumulated deficit	(343,920)	(752,063)

Total Stockholders' Equity	(329,776)	(739,419)
	$654,615	$822,307

See notes to financial statements.

CYBRA CORPORATION

STATEMENTS OF OPERATIONS AND ACCUMULATED DEFICIT

	Years Ended
	December 31,
	2005	2004

REVENUES	$1,778,895	$1,804,178

DIRECT COSTS
Costs of goods sold	507,538	662,973
Sales and marketing	153,741	186,045
Royalties and consulting	19,984	47,645

Total Direct Costs	681,263	896,663

GROSS PROFIT	1,097,632	907,515

GENERAL AND ADMINISTRATIVE EXPENSES	957,154	953,320

INCOME (LOSS) FROM OPERATIONS	140,478	(45,805)

OTHER INCOME (EXPENSE)
Interest expense	(3,896)	(1,172)
Interest income	155	130

Total Other Income (Expense)	(3,741)	(1,042)

INCOME (LOSS) BEFORE DEBT FORGIVENESS INCOME
AND INCOME TAXES	136,737	(46,847)

DEBT FORGIVENESS INCOME	537,971	-

INCOME (LOSS) BEFORE INCOME TAXES	674,708	(46,847)

INCOME TAXES	266,565	6,570

NET INCOME (LOSS)	408,143	(53,417)

ACCUMULATED DEFICIT
Beginning of year	(752,063)	(698,646)

End of year	$(343,920)	$(752,063)

PER SHARE DATA
Basic and diluted net income (loss) per share	$0.04	$(0.01)

Basic and diluted weighted-average shares outstanding	9,118,718	8,855,480

See notes to financial statements.

CYBRA CORPORATION

STATEMENTS OF CASH FLOWS

	Years Ended
	December 31,
	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$408,143	$(53,417)
Adjustments to reconcile net income (loss) to net
cash provided by (used in) operating activities
Depreciation	15,743	25,676
Deferred income tax expense	266,565	6,570
Debt forgiveness income	(537,971)	-
Change in:
Accounts receivable	(104,261)	(50,142)
Prepaid income taxes	90	(100)
Security deposits and other	(152)	1,103
Account payable and accrued expenses	22,587	11,288
Deferred revenue	18,501	(4,153)
Sales tax payable	1,513	(725)

Net Cash Provided by (Used In) Operating Activities	90,758	(63,900)

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of property and equipment	(16,065)	(39,055)

Net Cash Used in Investing Activities	(16,065)	(39,055)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from loan payable - bank	54,100	100,000
Repurchase of preferred stock	(250,000)	-
Proceeds from sale of common stock - 274,520 shares	1,500	-
Proceeds from loan payable	151,000	-
Repayments of loan payable - bank	(37,065)	(26,077)

Net Cash Provided by (Used In) Financing Activities	(80,465)	73,923

DECREASE IN CASH AND CASH EQUIVALENTS	(5,772)	(29,032)

CASH AND CASH EQUIVALENTS
Beginning of year	16,631	45,663

End of year	$10,859	$16,631

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the year for:
Interest	$3,896	$102

Income taxes	$-	$-

See notes to financial statements.

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of Business and Major Customers

CYBRA Corporation (“the Company”) is a software developer, publisher, and systems integrator in the IBM midrange market. Its flagship product, MarkMagic/400, is an online bar code software product for IBM i Series (AS/400) computers. Substantially all of the Company’s accounts receivable are due from manufacturing companies and software vendors located throughout the United States. The Company had sales to five apparel manufacturing companies of approximately $431,000 in 2005 and $564,000 to eight apparel manufacturing companies in 2004. None of the sales to the apparel manufacturing companies represented greater than 10% of the Company’s revenues. The Company also had sales of $338,000 and $227,000 to a software company in 2005 and 2004, respectively.

Software Costs

The Company accounts for software development costs in accordance with Statement of Financial Accounting Standards No. 86, Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed (“SFAS 86”). SFAS 86 requires that costs related to the development of enhancements to MarkMagic be capitalized as an asset when incurred subsequent to the point at which technological feasibility of the enhancement is established. SFAS 86 specifies that “technological feasibility” for purposes of SFAS 86 can only be established by the completion of a “detailed program design” or if no such design is prepared, upon the completion of a “working model” of the software. The Company’s development process does not include a detailed program design. Management believes that such a design could be produced in the early stages of development but would entail significant wasted expense and delay. Consequently, SFAS 86 requires the development costs to be recorded as expense until the completion of a “working model”. In the Company’s case, the completion of a working model does not occur until almost the time when the software is ready for sale.

The Company has met with technical and commercial success with all previous attempts at enhancements to MarkMagic. Management believes that there were never any high-risk technical issues in the development of MarkMagic Version 5.1 which was completed in April 2005 and began sales in May 2005. Management believes that the $25,280 and $289,535, respectively, of research and development expense in the years ended December 31, 2005 and 2004 incurred in the development of Version 5.1 represented (for economic purposes, although not for financial accounting purposes) a successful investment in valuable software. The cumulative development costs for Version 5.1 (including costs incurred before 2004) were $797,235 at December 31, 2005 and $771,955 at December 31, 2004. From an economic standpoint the investment of these costs was partly offset by the increasing obsolescence of MarkMagic Version 4.1 which also had no costs ascribed to it for accounting purposes.

At December 31, 2005, the Company possessed valuable software in MarkMagic Version 5.1, which is not recorded as an asset for accounting purposes under the strict methodology required by SFAS 86.

In May 2005, the Company began development of MarkMagic Version 6 and has incurred research and development expenses of $124,345 for the year ended December 31, 2005. These costs have been included in general and administrative expenses. Total research and development expense for the year ended December 31, 2005 was $149,625 ($25,280 for Version 5.1 and $124,345 for Version 6).

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Depreciation and Amortization

Depreciation and amortization are provided by the straight-line and accelerated methods over the estimated useful lives indicated in Note 2.

Income Taxes

Deferred income taxes are provided on temporary differences arising primarily as a result of accounting for financial statement purposes on an accrual basis and reporting on a cash basis for income tax purposes and the existence of net operating loss carryovers available to offset future taxable income.

Advertising Costs

Advertising costs are charged to expense as incurred. Total advertising included in sales and marketing expense amounted to $21,688 and $9,776 in 2005 and 2004, respectively.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results may differ from these estimates.

Cash and Cash Equivalents

Cash equivalents consist of an investment in a U.S. Treasury money market fund.

Revenue Recognition

The Company recognizes revenue for the sale of software and hardware when the product has been delivered to the customer and the customer has given its approval.

Revenue for maintenance contracts, all of which are for one year or less, is recorded as deferred revenue and is recognized over the life of the contract.

Segment Information

The Company operated as a single segment for all periods presented.

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Earnings (Loss) Per Share

Basic income or loss per share includes no dilution and is computed by dividing net income or loss by the weighted-average number of common shares outstanding for the period. Diluted income or loss per share includes the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. At no time during the years ended December 31, 2005 and 2004 did the Company have instruments outstanding that were potentially convertible into common stock.

Redeemable Preferred Stock

Effective as of January 1, 2003, the date required by generally accepted accounting principles, the Company adopted the provisions of Statement of Financial Accounting Standards No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity (“SFAS 150”). Under SFAS 150, mandatorily redeemable preferred stock is recorded as a liability. Any required redemption price in excess of the original proceeds is accrued over the period from the date of issuance of the stock to the required redemption date.

As a result of adopting SFAS 150, the Company, as of January 1, 2003, reclassified its $1,000,002 of outstanding preferred stock as liabilities. The Company also recorded, as a liability, the $49,969 by which the redemption price exceeds the original proceeds. The redemption amount was originally due in 2001.

New Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (“SFAS 123(R)”). This Statement requires that the costs of employee share-based payments be measured at fair value on the awards’ grant date using an option-pricing model and recognized in the financial statements over the requisite service period. Statement 123(R) supersedes Opinion 25, Accounting for Stock Issued to Employees and its related interpretations, and eliminates the alternative to use Opinion 25’s intrinsic value method of accounting, which the Company is currently using. The Company does not currently believe that the adoption of SFAS 123(R) will have a material impact on its consolidated financial statements.

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

New Accounting Pronouncements (Continued)

In December 2004, the FASB issued Statement of Financial Accounting Standards No. 153, Exchanges of Nonmonetary Assets — an amendment of APB Opinion No. 29. APB No. 29 requires a nonmonetary exchange of assets to be accounted for at fair value, recognizing any gain or loss, if the exchange meets a commercial substance criterion and fair value is determinable. The commercial substance criterion is assessed by comparing the entity’s expected cash flows immediately before and after the exchange. SFAS No. 153 eliminates the “similar productive assets exception”, which accounts for the exchange of assets at book value with no recognition of gain or loss. SFAS No. 153 will be effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The Company does not currently believe that the adoption of SFAS No. 153 will have a material impact on its consolidated financial statements.

In May 2005, the FASB issued Statement of Financial Accounting Standards No. 154, - Accounting Changes and Error Corrections - a replacement of APB Opinion No. 20 and FASB Statement No. 3, (“SFAS 154”). The Company does not currently believe that the adoption of SFAS No.154 will have a material impact on its consolidated financial statements.

2.	PROPERTY AND EQUIPMENT

Property and equipment consist of the following:
	December 31,		Estimated Useful
	2005	2004	Life in Years
Furniture and office equipment	$143,016	$126,951	5
Computer software	64,277	64,277	3
Leasehold Improvements	21,294	21,294	Life of Lease
	228,587	212,522
Less: accumulated depreciation
and amortization	177,970	162,227
	$50,617	$50,295

3.	INCOME TAXES (RECOVERY)

The provision for income taxes consists of the following:
	December 31,
	2005	2004
Federal
Current	$-	$-
Deferred	198,182	4,885
State
Current	-	-
Deferred	68,383	1,685
	$266,565	$6,570
The Company has the following deferred tax assets and liabilities:
	December 31,
	2005	2004
Deferred tax assets - accrued liabilities	$195,546	$186,890
Deferred tax assets - NOL carryovers	172,394	401,219
Total deferred tax assets	367,940	588,109
Deferred tax asset valuation allowance	-	-
Deferred tax liabilities - accounts receivable	(171,553)	(125,157)
	$196,387	$462,952

The company has net operating loss carryovers amounting to approximately $438,000 that expire in various years through 2024. The ultimate realization of the net operating losses is dependent upon future taxable income, if any, of the Company and may be limited in any one year by alternative minimum tax rules. Although realization is not assured, management believes it is more likely than not that all of the deferred tax asset will be realized. The amount of the deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carry forward period are reduced.

The following is a reconciliation of the federal statutory income tax amount on income to the provision for income taxes:

	December 31,
	2005	2004
Federal statutory income tax rate at 34%	$229,863	$(15,669)
State tax cost, net of federal tax benefit	46,852	(3,194)

Change in estimate of previously accrued taxes	(10,150)	25,433
	$266,565	$6,570

4.	PREFERRED STOCK

During 1998 the Company issued 159 shares of Class A preferred stock for $300,896 pursuant to an agreement dated August 19, 1997.

The holders of Class A preferred shares were entitled to dividends of $114.00 per share in any year in which common shareholders received dividends. They were also entitled to an additional per share dividend equal to the amount by which the per share common dividend exceeded $114.00.

The Class A preferred shares were subject to mandatory redemption by the Company on August 1, 2001 at $1,987 per share. The company reached an agreement with the holder of the Class A preferred shares to extend the redemption period until June 1, 2004. During 2004, this was extended to December 31, 2005 resulting in a $997,474 redemption requirement on that date.

The holders of Class B preferred shares were entitled to dividends of $8.00 per share in any year in which common shareholders received dividends. They were also entitled to as additional per share dividend equal to the amount by which the per share common dividend exceeded $8.00.

On August 1, 2001 the Class B preferred shares were to convert to common shares if the mandatory redemption of the Class A shares had occurred and there are no declared and unpaid dividends on the Class B shares. The redemption period for Class A shares was extended until December 31, 2005.

The Class A and Class B shareholders were each entitled to elect one director to the Company’s Board of Directors.

On September 26, 2005, the Company entered into a stock repurchase agreement with the Class A and Class B shareholders, in which the Company agreed to repurchase all Class A and Class B preferred shares for $500,000. In accordance with the agreement, the Company paid the shareholders $50,000 on September 26, 2005 and $200,000 on December 16, 2005. The remaining balance of $250,000, plus interest of $12,000, for a total of $262,000, is due to be paid on or before December 15, 2006. This agreement resulted in the Company recognizing debt forgiveness income of $537,971 which represents the combined liquidation preference of the Class A and Class B shares of $1,049,971 less the agreed upon repurchase price of $512,000.

In accordance with Statement of Financial Accounting Standards No. 15, Accounting by Debtors and Creditors for Troubled Debt Restructurings (“SFAS 15”), debt forgiveness income was recognized to the extent that the previously recorded liability exceeded the total settlement payments to be made, including interest on the settlement note. Consequently, the settlement note was recorded at an amount that includes scheduled interest payments. Payments of the scheduled interest on the note will be recorded as payments of the liability, with no interest expense recorded.

5.	COMMITMENT

The Company occupies office space under a lease agreement that expires on January 31, 2010.

The minimum rental commitment is as follows:

2006	$74,250
2007	77,000
2008	77,250
2009	77,250
2010	6,438
$312,188

Rent expense amounted to $78,515 and $80,260 for the years ended December 31, 2005 and 2004, respectively.

6.	NOTES PAYABLE

Notes payable includes $151,000 due to the Finders of the investors in the April 10, 2006 securities purchase discussed in Note 11. This money was advanced to assist the company in settling with the preferred stockholders. The Finders did this so as to enable the April 10, 2006 transaction for which the Finders earned compensation to be suitably attractive to close. The Finders themselves provided some of the direct investment, as well as receiving securities as a fee. The $151,000 was, as intended, applied to the proceeds of the April 10, 2006 securities purchase.
$50,000 of the total was in the form of notes payable bearing 8% interest. The other $101,000 was an informal advance. Inputed interest on the advance was accrued at a rate of 8% P.A. The interest on the $50,000 was later waived. As the amount of the forgiveness was not considered material, it was adjusted against general and administrative expense.

Also included in notes payable is a $262,000 note which is further discussed in Note 4.

7.	LOAN PAYABLE-BANK

The Company maintains a $115,000 short-term line of credit with its bank at December 31, 2005 of which $90,958 and $73,923 were outstanding at December 31, 2005 and 2004, respectively. Borrowings under this line of credit bear interest at the bank's prime rate (the prime rate was 7.25% at December 31, 2005 and 5.25% at December 31, 2004) and are payable on demand.

8.	PROFIT-SHARING PLAN

The Company has a qualified 401(k) profit sharing plan covering all eligible employees. The plan provides for contributions by the Company in such amounts as the Board of Directors may annually determine but subject to statutory limitations. Total profit sharing expense amounted to $8,911 and $ 11,444 for the years ended December 31, 2005 and 2004, respectively.

9.	RELATED PARTY TRANSACTIONS

The Company purchases computer hardware and supplies for resale from one of its former preferred shareholders (the shares were repurchased in 2005). Such purchases amounted to $225,688 and $240,707 for the years ended December 31, 2005 and 2004, respectively. Included in accounts payable and accrued liabilities are amounts payable to the former preferred shareholders for computer hardware purchases of $66,198 and $30,736 at December 31, 2005 and 2004, respectively.

10.	FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company’s financial instruments consisted of the following at December 31:

	2005	2004
Assets

Cash	$10,859	$16,631

Liabilities

Notes payable	$413,000	$-
Mandatorily redeemable preferred stock	-	1,049,971
Loan Payable - bank	90,958	73,923

The fair value of cash and of the loan payable - bank are estimated to agree to their carrying amount because of their short-term maturity. Notes payable at December 31, 2005 include an amount recorded at $151,000 as described in Note 6 that is estimated to approximate its fair value because of its short-term maturity. The remaining $262,000 included in notes payable is estimated to have a fair value of approximately $241,000 based on discounting the required cash flows at a rate of 9% per annum. The 9% rate was used so as to slightly exceed the 8% rate charged on a portion of the shorter term $151,000 amount which was in turn slightly greater than the 7.25% charged on the Company’s short-term bank loan. The fair value of the mandatorily redeemable preferred stock outstanding at December 31, 2004 is believed to have been substantially less than its carrying amount. As described in Note 4, the balance was eventually settled in late 2005 for $250,000 in cash plus notes valued at $241,000 at December 31, 2005. A retrospective valuation would have required further discounting of these settlement amounts to December 31, 2004. At a 7% discount rate, this would have resulted in a valuation of $460,000. 7% was chosen as being 200 basis points below the 9% discussed above for December 31, 2005 just as the bank loan bore interest at December 31, 2004 that was 200 basis points below the rate at December 31, 2005. It is not practicable, however, to make a meaningful estimate of how willing buyers and sellers would have assessed the settlement prospects and risks of the obligation as of December 31, 2004 and it is therefore not practicable to estimate the actual fair value as of that date.

None of the financial instruments at December 31, 2005 and 2004 are derivative financial instruments.

11.	SUBSEQUENT EVENTS

Amendment of Common Stock

On January 10, 2006 the Company amended its certificate of incorporation to increase its authorized common stock to 100,000,000 shares and to exchange 4,563.04 shares for each of the 2,062 shares then outstanding. The shareholders as of that date subsequently agreed to receive 4,427.74 shares per each of their 2,062 shares. The Company is in the process of documenting this change. All references to shares of common stock in these financial statements, other than in the preceding sentence, refer to the equivalent number of shares after giving effect to this 4,427.74 for one exchange. There was no change to the authorized preferred stock.

Stock Subscriptions

In April, 2006 the Company issued 1,826,000 shares for $1,826 to three individuals who are involved in finding investors for the Company (see “private placement” below). Management believes this to be a substantial discount to the value of the shares issued. In future reporting periods the discount will be recorded as an additional cost of the private placement transaction described below.

Private Placement

On April 10, 2006 the Company issued 8% Convertible Debentures (the “Debentures”) with a principal (“face”) value of $2,500,000, along with 7,500,000 detachable Stock Warrants (the “Warrants”) to several investors. The gross proceeds of this transaction were $2,500,000, consisting of $2,080,000 cash, $151,000 from the cancellation of debt incurred in 2005 and $19,000 from the cancellation of debt incurred earlier in 2006 and $250,000 applied as finders’ fees. Accrued interest on the cancelled debt totalling $4,896 written off as a reduction of finders' fees.

Interest on the Debentures is due semiannually at 8% p.a. beginning December 31, 2006. Interest is also due upon conversion, redemption and maturity. The Debentures mature on April 10, 2009 at which point the full principal balance (“face amount”) is due. The Debentures are convertible, at the holders’ option, into common stock of the Company at a rate of $0.50 face value for each share of common stock.

Through April 10, 2007 the Company has the right, subject to certain conditions, to redeem the Debentures for 120% of the principal value. The Company would at that time also have to pay all accrued but unpaid interest or liquidated damages due to the holders.

While the Debentures are outstanding the Company has the right to require conversion (“forced conversion”) of the Debentures provided that the Company’s common stock is publicly traded and has a quoted closing market price for the ten previous trading days that is at least 150% of the conversion price.

The investors also received 7,500,000 Warrants, 2,500,000 of Class A and 5,000,000 of Class B. Each Class A Warrant gives the holder the right to buy one share of common stock for $0.75. Each Class B Warrant gives the holder the right to buy one share of common stock for $1.75. The Warrants are exercisable at any time through April 10, 2011. The finders will also receive as additional fees, 5% of any cash collected as on the exercise of any of the Warrants.

The shares of Common Stock that underlie the conversion feature of the Debentures and those that underlie the Warrants are subject to a registration rights agreement. Pursuant to the registration rights agreement the Company is obligated to file a registration statement with the United States Securities and Exchange Commission by June 10, 2006 registering the shares for public sale, and to have the registration statement become effective by September, 2006 and to keep the registration statement continuously effective. Failure to achieve these registration requirements will result, in addition to other possible claims by the holders for damages, partial liquidated damages equal to 1.5% per month (pro-rated by day) of the aggregate purchase price originally paid by the investors (i.e., the monthly partial liquidated damages would be $37,500 per 30 day month.

11.	SUBSEQUENT EVENTS (Continued)

It is expected that the Warrants and the embedded conversion feature of the Debentures will be classified as derivative financial instruments as a result of the issuance of registration rights agreements that include a liquidated damages clause, which is linked to an effective registration of such securities. Accordingly, it is expected that the Company will apply EITF 00-19 and account for the Warrants and the embedded conversion feature of the Debentures as liabilities at estimated fair value.

Incentive Stock Plan

On April 30, 2006, the Company's Board of Directors approved the 2006 Incentive Stock Plan (the "Plan"). The plan is subject to stockholder approval. The Plan provides for the granting of stock compensation to directors, officers, employees or consultants to the Company. Stock compensation may be in the form of Incentive Stock Options, nonstatutory options, awards of stock and discounted restricted stock purchase offers.

5,000,000 shares of common stock were authorized for use in the Plan. The shares associated with any grants under the Plan that terminate of expire unused are added back to the shares available for grant. Grants of Incentive Stock Options must have exercise prices of at least 100% of fair market value at the date of the grant (110% for certain large shareholders). Nonstatutory options must have exercise prices of at least 85% of fair market value at the date of the grant.

Any options granted to an employee under the Plan must vest and become exercisable over a period of no longer than five years with at least 20% becoming exercisable each year. No option shall be exercisable more than ten years after the grant date. The Plan provides for accelerated expiration after the termination of the grantee's status as an employee, consultant or director.

CYBRA CORPORATION

BALANCE SHEET
(UNAUDITED)

September 30, 2006

ASSETS

CURRENT ASSETS
Cash and cash equivalents	$1,671,357
Accounts receivable, less allowance for doubtful
accounts of $5,000	150,058
Deferred income taxes	104,238

Total Current Assets	1,925,653

PROPERTY AND EQUIPMENT, at cost, less accumulated
depreciation and amortization	61,746

DEFERRED INCOME TAXES	359,292

DEFERRED FINANCE COSTS	568,309

SECURITY DEPOSITS AND OTHER ASSETS	11,343

$2,926,343

LIABILITIES AND STOCKHOLDERS' DEFICIENCY

CURRENT LIABILITIES
Accounts payable and accrued expenses	$223,119
Accrued interest	96,291
Deferred revenue	252,038
Notes payable	262,000
Sales tax payable	883
Income taxes payable	25
Accrued liquidated damages - registration rights agreement	30,000
Derivative financial instruments	456,250
Total Current Liabilities	1,320,606

DERIVATIVE FINANCIAL INSTRUMENTS, LONG TERM PORTION	230,387

8% CONVERTIBLE DEBENTURES	1,863,684

Total Liabilities	3,414,677

COMMITMENT

STOCKHOLDERS' DEFICIENCY
Common stock, no par value, 100,000,000 shares authorized;
10,956,000 issued and outstanding	176,495
Stock subscription receivable	(1,826)
Paid - in capital	12,344
Accumulated deficit	(675,347)

Total Stockholders' Deficiency	(488,334)

$2,926,343

CYBRA CORPORATION

STATEMENTS OF OPERATIONS
(UNAUDITED)

	Nine Months Ended
	September 30,
	2006	2005

REVENUES	$1,119,675	$1,169,912

DIRECT COSTS
Costs of goods sold	299,268	321,737
Sales and marketing	280,870	98,355
Royalties and consulting	41,348	19,384

Total Direct Costs	621,486	439,476

GROSS PROFIT	498,189	730,436

GENERAL AND ADMINISTRATIVE EXPENSES	913,660	691,084

INCOME (LOSS) FROM OPERATIONS	(415,471)	39,352

OTHER INCOME (EXPENSE)
Interest expense, 2006 includes $33,913 of amortzation of deferred finance costs	(231,517)	(2,600)
Interest income	35,399	2
Gain from derivative financial instruments	43,304	-
Liquidated damages - registration rights agreement	(30,000)	-

Total Other Income (Expense)	(182,814)	(2,598)

INCOME (LOSS) BEFORE INCOME TAXES	(598,285)	36,754

INCOME TAXES (RECOVERY)	(266,858)	12,420

NET INCOME (LOSS)	$(331,427)	$24,334

PER SHARE DATA
Basic and diluted income/(loss) per share	$(0.03)	$0.00

Basic and diluted weighted-average shares outstanding	10,287,136	9,114,916

CYBRA CORPORATION

STATEMENT OF STOCKHOLDERS' DEFICIENCY
(UNAUDITED)

				Stock
	Common Stock		Additional	Subscription	Accumulated
	Shares	Amount	paid-in-capital	Receivable	deficit	Total

Balance at January 1, 2005	8,855,480	$300	$12,344	$-	$(752,063)	$(739,419)

Common stock issuance	274,520	1,500	-	-	-	1,500

Net income for the year	-	-	-	-	408,143	408,143

Balance at December 31, 2005	9,130,000	1,800	12,344	-	(343,920)	(329,776)

Common stock issuance as placement fee	1,826,000	174,695	-	(1,826)	-	172,869

Net loss for the period	-	-	-	-	(331,427)	(331,427)

Balance at September 30, 2006	10,956,000	$176,495	$12,344	$(1,826)	$(675,347)	$(488,334)

CYBRA CORPORATION

STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Nine Months Ended
	September 30,
	2006	2005

CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(331,427)	$24,334
Adjustments to reconcile net loss to net cash
provided by (used in) operating activities
Depreciation	10,389	12,856
Deferred income tax expense (recovery)	(267,143)	12,135
Interest expense - amortization of debt discount	93,625	-
Amortization of deferred finance cost	33,913	-
Accrued liquidated damages - registration rights agreement	30,000	-
Gain on derivative financial instruments	(43,304)	-
Change in:
Accounts receivable	235,455	25,446
Prepaid corporate taxes/corporate taxes payable	35	35
Security deposits and other assets	(114)	233
Accounts payable and accrued expenses	(38,996)	(50,079)
Accrued interest	96,291	-
Deferred revenue	(22,618)	18,103
Sales tax payable	(1,629)	320

Net Cash Provided by (Used in) Operating Activities	(205,523)	43,383

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of property and equipment	(21,518)	(12,892)

Net Cash Used in Investing Activities	(21,518)	(12,892)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from loan payable - bank	54,100	-
Repayments of loan payable - bank	(145,058)	(17,241)
Proceeds from note payable	19,000	-
Payments of deferred finance costs	(120,503)	-
Proceeds from private placement	2,080,000	-

Net Cash Provided by (Used In) Financing Activities	1,887,539	(17,241)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	1,660,498	13,250

CASH AND CASH EQUIVALENTS
Beginning of period	10,859	16,631

End of period	$1,671,357	$29,881

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for:
Interest	$7,688	$2,600

Income taxes	$-	$-

Noncash transactions- see Note 8

CYBRA CORPORATION

CONDENSED NOTES TO FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2006

(UNAUDITED)
1.	BASIS OF PRESENTATION

The unaudited interim financial statements have been prepared from the records of CYBRA Corporation. In the opinion of management, all adjustments, which consist of only normal recurring entries, to present fairly the financial position at September 30, 2006 and the results of operations and cash flows for the nine months ended September 30, 2006 and 2005, have been made. The interim financial statements should be read in conjunction with the audited financial statements and notes thereto contained in the Form SB-2 for the periods ended December 31, 2005 and 2004. The results of operations for the nine months ended September 30, 2006 are not necessarily indicative of the results to be expected for another interim period or for the full year.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Major Customers

The Company had sales to one apparel manufacturing company of approximately $76,000 for the nine months ended September 30, 2006 and $112,000, $64,000 and $63,000, respectively, to three apparel manufacturing companies for the nine months ended September 30, 2005. The Company had sales of approximately $149,000 and $173,000 to a software company for the nine months ended September 30, 2006 and 2005, respectively. As of September 30, 2006, the accounts receivable due from this software company was $23,321.

Software Costs

MarkMagic Version 5.1 was completed in April 2005. The Company incurred $36,008 of research and development expense related to Version 5.1 for the nine months ended September 30, 2005. In May 2005, the Company began development of MarkMagic Version 6 and has incurred research and development expense of $197,932 and $72,014 for the nine months ended September 30, 2006 and 2005, respectively. Total research and development costs for the nine months ended September 30, 2006 and 2005 were $197,932 and $108,022 respecting. The cumulative development costs for Version 6 are $310,437 at September 30, 2006.

Advertising

Advertising costs are charged to expenses as incurred. Total advertising included in sales and marketing expense amounted to $100,620 and $12,293 for the nine months ended September 30, 2006 and 2005, respectively.

Deferred Finance Costs

Deferred finance costs are being amortized over the term of the 8% Convertible Debentures on the effective interest method.

CYBRA CORPORATION

CONDENSED NOTES TO FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2006

(UNAUDITED)
2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Derivative Financial Instruments

The Company accounts for its warrants which were issued in a private placement of the 8% Convertible Debentures with detachable warrants on April 10, 2006, as derivatives under the guidance of Statement of Financial Accounting Standards No. 133 - Accounting for Derivative Instruments and Hedging Activities (“SFAS 133”), and Emerging Issues Task Force Issue 00-19 - Accounting for Derivative Financial Instruments Indexed to and Potentially Settled In, a Company’s Own Stock (“EITF 00-19”). The Company considers these standards applicable by adopting “View A” of the Issue Summary relating to Emerging Issues Task Force Issue 05-04 - The Effect of a Liquidated Damages Clause on a Freestanding Financial Instrument Subject to Issue No. 00-19 (“EITF 05-04”) in which the warrants and the related registration rights agreement are viewed together as a combined instrument that is indexed to the Company’s stock. The embedded conversion feature of the debentures has not been classified as a derivative financial instrument because the Company believes that they are “conventional” as defined in Emerging Issues Task Force Issue 05-02 - The Meaning of “Conventional Convertible Debt Instruemnt” in Issue No. 00-19 (“EITF 05-02”)

The warrants are treated as liabilities in the accompanying balance sheet at September 30, 2006 and are recorded at fair value. The change in fair value for each reporting period is recorded as other income/(expense) in the statement of operations. For the nine months ended September 30, 2006 the Company recorded other income relating to the fair value adjustment of $43,304 representing the estimated fair value change from the April 10, 2006 issuance of the instruments to September 30, 2006. Also see Note 3.

Upon the declassification as derivatives, because of release from the possibility of the requirement to pay liquidated damages (see Note 3), the instruments will be reclassified to equity. There can be no certainty that this will occur.

The liabilities have been classified as current to the maximum extent of liquidated damages under the registration rights agreements that could be payable in the twelve months following the balance sheet date. The remainder of the liability would either be payable more than one year from the balance sheet date or would be settled by the issuance of equity instruments which would constitute “refinancing on a long-term basis” as described in Statement of Financial Accounting Standards No. 6 - Classification of Short-term Obligations Expected to be Refinanced (“SFAS 6”). Consequently, those liabilities are classified as long-term liabilities.

CYBRA CORPORATION

CONDENSED NOTES TO FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2006

(UNAUDITED)
2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Fair Value of Financial Instruments

Estimating the values of the stock based financial instruments of privately held companies such as the Company, which cannot be referenced to a quoted market price, even to establish the value of the underlying common shares, involves significant uncertainty. It also involves the application of assumptions that may vary substantially from those that would be applied by actual buyers and sellers of the instruments. Without a quoted stock price to use as a basis of measurement, the Company has estimated the value of the common stock, warrants and the conversion feature of the debentures based on a value of approximately $0.13 per share. This value was estimated by 1) assuming that the $2,250,000 received from investors, as an arms-length transaction, represented the total fair value of the instruments issued to those investors, 2) estimating the fair value of the debentures issued if there were no conversion feature or warrants, 3) allocating the remainder to the derivative financial instruments, and 4) using a 147% volatility factor, as discussed below, to derive the implied common stock value, the value of conversion feature (included as part of the initial value of the debentures) and values for the two classes of warrants that are accounted for as separate derivative financial instruments.

The estimated initial fair value of the debentures payable (separated from the embedded conversion feature), is based on the discounted contractual cash flows with the discount rate of 27.1%. This discount rate is based on the 22.6% mean return on United States equity for companies with market capitalizations of $1,500,000 and then adding 4.5% as the long-term risk premium on software companies as published in a respected independent source. An equity related discount rate was used because, in the Company’s situation, unsecured debt at this amount would entail equity-like risks. The estimated initial value of the embedded conversion feature was then added to this value to arrive at the total initial value of the convertible debenture.

CYBRA CORPORATION

CONDENSED NOTES TO FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2006

(UNAUDITED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

In valuing the embedded conversion features and warrants, in the absence of quoted market prices or historical volatilities for the Company stock, the total fair value of the financial instruments issued in the April 10, 2006 financing was considered to be equal to the proceeds, representing a valuation provided by an arms-length transaction. Allocating the total, however, required estimation subject to significant uncertainty. First, proceeds were allocated to the values of the principal and interest payable on the debentures based on a 27.1% p.a. discount rate as described in the last paragraph. The remainder was allocated between the conversion feature and the warrants based on Black-Scholes related option pricing models. The Black-Scholes computations used a volatility factor of approximately 147%. The volatility was the average calculated volatility, for the one-year ended April 10, 2006, of a sample of software companies with market capitalizations of $1,000,000 to $10,000,000. The implied common stock value that resulted in a value for the derivatives equal to the difference between the debenture value and the gross proceeds was approximately $0.13 per share. This value, less an estimated 26% discount for lack of marketability for a net value of approximately $0.096 per share, was used to estimate the fair value of the 1,826,000 shares of common stock sold at a discount to three individuals involved in finding investors for the Company. Management believes that the discount on the finder’s stock is appropriate because 1) there are no liquidated damages provisions associated with that stock, and 2) although they are being included among the shares being registered by the Company for sale by the holders to the public, there is no certainty that the registration will become and remain effective.

3. 8% CONVERTIBLE DEBENTURES AND DERIVATIVE FINANCIAL INSTRUMENTS

On April 10, 2006, the Company issued 8% Convertible Debentures (the “Debentures”) with a principal (“face”) value of $2,500,000, along with 7,500,000 detachable Stock Warrants (the “Warrants”) to several investors. The gross proceeds of this transaction were $2,500,000, consisting of $2,080,000 cash, $151,000 from the cancellation of debt incurred in 2005, $19,000 from the cancellation of debt incurred earlier in 2006 and $250,000 applied as finders’ fees.

Interest on the Debentures is due semiannually at 8% p.a. beginning December 31, 2006. Interest is also due upon conversion, redemption and maturity. The Debentures mature on April 10, 2009 at which point the full principal balance (“face amount”) is due. The Debentures are convertible, at the holders’ option, into common stock of the Company at a rate of $0.50 face value for each share of common stock.

CYBRA CORPORATION

CONDENSED NOTES TO FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2006

(UNAUDITED)

3. 8% CONVERTIBLE DEBENTURES AND DERIVATIVE FINANCIAL INSTRUMENTS (continued)

Through April 10, 2007 the Company has the right, subject to certain conditions, to redeem the Debentures for 120% of the principal value. The Company would at that time also have to pay all accrued but unpaid interest or liquidated damages due to the holders.

While the Debentures are outstanding, the Company has the right to require conversion (“forced conversion”) of the Debentures provided that the Company’s common stock is publicly traded and has a quoted closing market price for the ten previous trading days that is at least 150% of the conversion price.

The investors also received 7,500,000 Warrants, 2,500,000 of Class A and 5,000,000 of Class B. Each Class A Warrant gives the holder the right to buy one share of common stock for $0.75. Each Class B Warrant gives the holder the right to buy one share of common stock for $1.75. The Warrants are exercisable at any time through April 10, 2011.

As part of the transaction, included in the amounts above, was $250,000 principal amount of the Debentures issued along with 125,000 Class A Warrants and 250,000 Class B Warrants as finders’ fees. The finders will also receive as additional fees, 5% of any cash collected as on the exercise of any of the Warrants.

The shares of Common Stock that underlie the conversion feature of the Debentures and those that underlie the Warrants are subject to a registration rights agreement. Pursuant to the registration rights agreement, the Company was obligated to file a registration statement with the United States Securities and Exchange Commission by June 8, 2006 registering the shares for public sale, and to have the registration statement become effective by September, 2006 and to keep the registration statement continuously effective. Failure to achieve these registration requirements will result, in addition to other possible claims by the holders for damages, partial liquidated damages of equal to 1.5% per month (pro-rated by day) of the aggregate purchase price originally paid by the investors (i.e., the monthly partial liquidated damages would be $37,500 per month). Any claims and liquidated damages that might have been due as a result of filing the registration statement on June 16, 2006 have been waived by the holders. The registration statement has not yet become effective. Liquidated damages of $30,000 and $180 of related interest have been accrued through September 30, 2006.

The warrants have been classified as derivative financial instruments as a result of the issuance of a registration rights agreement that includes a liquidated damages clause, which is linked to an effective registration of such securities. Accordingly, the Company applied EITF 00-19 and accounted for the warrants as liabilities at estimated fair value. The Company’s value estimation methods which, in the case of a private company, must inherently involve significant uncertainly are described in the “fair value of financial instruments” section of Note 2, above.

In total $729,942 of the $2,500,000 proceeds was allocated to the derivative financial instruments (warrants) and recorded as a discount on the 8% Convertible Debentures leaving $1,770,058 as the net balance originally recorded for the debentures. In the period April 10 to September 30, 2006, $93,625 of the discount was amortized to interest expense resulting in a remaining discount of $636,316 and net debenture principal of $1,863,684.

CYBRA CORPORATION

CONDENSED NOTES TO FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2006

(UNAUDITED)

3.	8% CONVERTIBLE DEBENTURES AND DERIVATIVE FINANCIAL INSTRUMENTS (Continued)

Pursuant to the required accounting treatment under EITF 00-19, the Company is also required to value the fair market price of the derivative financial instruments as of September 30, 2006. The Company has recorded a gain on the financial instruments of $43,304 for the nine months ending September 30, 2006, representing the difference between the estimated fair-value of these financial instruments at their April 10, 2006 issuance and at September 30, 2006. The estimated September 30, 2006 valuation was based on modified Black-Scholes computations. Because of the lack of an objective basis for revaluing the underlying common stock, no change was assumed in that factor in performing the Black-Scholes computations. The reduction in value that was recorded was the result of the decrease in the remaining terms of the instruments, and very small decreases in the one-year volatility of the guideline companies and increases in the applicable risk-free interest rates.

The fair value of the financial instrument as shown on the balance sheet assumes that the shares will be registered. The fair value under the alternative of the shares never being registered and paying the full cash liquidated damages is estimated to be approximately $787,000 greater than the fair value recorded on the balance sheet. This estimate of value is subject to an extra level of uncertainty concerning the amount at which a willing seller and buyer would exchange such instruments. The estimated value represents discounting the $450,000 p.a. ($2,500,000 at 18%) liquidated damages, beginning September 2006, in perpetuity, at a rate of 33.875% and adding a separate value of the warrants. The separate value of the warrants was in turn, based on the Black-Scholes calculation used for the balance sheet (if registered estimate) but reducing the current share value assumption by 45% for lack of marketability. The 45% was based on published long-term studies.

The derivative financial instruments have not been designated as hedges. The purpose of their issuance was to raise additional capital in a more advantageous fashion than could be done without the use of such instruments. In addition to expecting the overall cost of capital to be less, the use of the derivative instruments reduces the cost to the common shareholders when the value of their shares declines in exchange for increasing the cost to the common shareholders when the value of their shares increase, all of which should tend to reduce the volatility of the value of the Company’s common shares.

4.	STOCK SUBSCRIPTION

In April, 2006, the Company issued 1,826,000 shares for $1,826 to three individuals who were involved in finding investors for the Company (see Note 3 above). The $1,826 has not yet been collected, is carried on the balance sheet as “stock subscription receivable” and is included as an offset to stockholders’ equity. As discussed in “Fair Value of Financial Instruments” in Note 2, the Company has estimated the fair value of the stock issued to be approximately $0.096 per share. The $0.095 per share estimated discount given to the individuals, totaling $172,869, has been recorded as deferred finance cost.

CYBRA CORPORATION

CONDENSED NOTES TO FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2006

(UNAUDITED)

5.	INCOME TAXES

The provision for income taxes is affected by the fact that the gain or loss on the Company’s derivative financial instruments represents a permanent difference between income for financial reporting purposes and that used for income tax purposes.

6.	RELATED PARTY TRANSACTIONS

The Company purchases computer hardware and supplies for resale from one of its former preferred shareholders (the shares were repurchased in 2005). Such purchases amounted to $140,473 for the nine months ended September 30, 2005. During the nine months ended September 30, 2006, when the former preferred shareholder was no longer a related party purchases amounted to $167,917.

7.	EARNINGS PER SHARE

Earnings per share for the nine months ended September 30, 2006 do not include the effects of the 7,500,000 warrants or the 5,000,000 shares into which the 8% Convertible Debentures are convertible because the effects would be anti-dilutive purchases amounted to $167,912.

8.	NONCASH TRANSACTIONS

The following noncash transactions took place during the nine months ended September 30, 2006:

Private Placement:

8% Convertible Debentures issued	$1,770,058
Derivative financial instruments issued	729,942
Portion issued for no consideration and
recorded as deferred finance cost	(250,000)
Notes payable applied toward issue price	(170,000)

Net cash received	$2,080,000

Common stock issued:

Stock subscription receivable	$1,826
Deferred finance cost	172,869

$174,695

8.	NONCASH TRANSACTIONS (Continued)

Accounts payable and accrued expenses incurred for deferred finance costs	$58,850

Accrued interest waived and applied as a reduction of deferred finance costs	$4,896

During the nine months ended September 30, 2005, 274,520 shares of stock were issued for a stock subscription receivable of $1,500.

PART II

Information Not Required in Prospectus

Item 24. Indemnification of Officers and Directors

The following Certificate of Incorporation and statute provisions are the only charter and statute provisions, by-laws, contracts or other arrangements known to the registrant that insure or indemnify a controlling person, director or officer of the registrant in any manner against liability which he or she may incur in his or her capacity as such.

The Certificate of Incorporation of the Registrant states as follows:

The following Certificate of Incorporation and statute provisions are the only charter and statute provisions, by-laws, contracts or other arrangements known to the registrant that insure or indemnify a controlling person, director or officer of the registrant in any manner against liability which he or she may incur in his or her capacity as such.

The Certificate of Incorporation of the Registrant states as follows:

“Article 7. The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by the provisions of Section 402(b) of the Business Corporation Law of the State of New York, as the same may be amended or supplemented. No director of the Corporation shall be personally liable to the Corporation or its shareholders for damages for any breach of duty as a director; provided, however, that, to the extent required by applicable law, the foregoing clause shall not apply to any liability of a director if a judgment or other final adjudication adverse to him or her establishes (i) that his or her acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law, (ii) that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled, or (iii) that his or her acts violated Section 719 of the New York Business Corporation Law. Any repeal or modification of this Article 7 shall not adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to or at the time of such repeal or modification.”

Section 402(b) of the New York Business Corporation Law provides as follows:

“The certificate of incorporation may set forth a provision eliminating, or limiting the personal liability of directors to the corporation or its shareholders for damages for any breach of duty in such capacity, provided that no such provision shall eliminate or limit:
(1) the liability of any director if a judgment or other final adjudication adverse to him establishes that his acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled or that his acts violated section 719, or (2) the liability of any director for any act or omission prior to the adoption of a provision authorized by this paragraph.”

Item 25. Other Expenses of Issuance and Distribution.

Type of Expense	Amount of Anticipated Expense
Legal Fees	$25,000*
Accounting Fees	15,000*
Printing Costs	2,500*
Transfer Agent Fee	2,500*
Miscellaneous Fees and Expenses and Filing Fees	5,000*
Total Expenses	$50,000*

*Estimated

Item 26. Recent Sales of Unregistered Securities.

There were a total of two recent placements of the Company’s securities. Each placement was made in an exempt transaction under Section 4(2) of the Securities Act of 1933, as amended (the “Act”). Each purchaser of shares executed a subscription agreement acknowledging the “restricted” nature of the shares under the Act. All shareholders were either employees of the Company or accredited investors under Regulation D, as promulgated under the Act. Please also refer to “Selling Shareholders” for additional information concerning these securities.

INITIAL ISSUE - April 2006. The first issuance of the Company’s stock was for 1,826,000 shares of common stock to three shareholders. This placement was made for nominal consideration. The placement was made at a time when the Company was contemplating a business expansion. The purchasers have been assisting the Company in these efforts.

SECOND ISSUE - April 10, 2006: The second issuance of convertible debentures was made to individual and institutional investors as follows:

Name	Amount
Otto Weingarten	250,000
Martin Thaler	120,000
Sivan Industries, Inc.	100,000
Lee Grohman	100,000
Endeavor Management Inc.	100,000
Joseph Sprung	80,000
Tayside Trading Ltd.	50,000
Rafael Katzenstein	50,000
Sara Katz	100,000
Joseph Hoch	50,000
Bernard Englard	50,000
Ellis International Ltd.	125,000
Brio Capital	25,000
Fagey Steinberg	100,000
Sharei Chaim AT	25,000
Alpha Capital A.G.	400,000
Designs by FMC, Inc.	100,000
Chaya B. Ish Shalom (4)	100,000
United Ten Foundation, Inc.	100,000
Sholom Chaim Babad (2)	50,000
Sam Rothman (3)	50,000
Donna Meyer Reich	100,000
Samuel Akivah Reich	100,000
Theodore Katzenstein	25,000
Saul Perlmuster	100,000
Tova Weisz & Jessica Weisz	50,000

Please refer to “Description of Securities - Private Placement of Convertible Debentures” for more information concerning these debentures.

The placement of convertible debentures was made in an exempt transaction under Section 4 (2) of the Act. Each debentureholder executed a note acknowledging that the shares underlying the debentures were “restricted” shares under the Act. All debentureholders are accredited investors.

Item 27. Exhibits.

3.1	Certificate of Incorporation*
3.2	Bylaws*
3.3	2006 Incentive Stock Option Plan*
5.1	Opinion of Law Offices of Thomas G. Amon*
10.1	Form of Securities Purchase Agreement dated as of April 10, 2006*
10.2	Form of Common Class A and B Stock Purchase Warrant dated as of April 10, 2006*
10.3	Form of 8% Convertible Debenture issued on April 10, 2006*
10.4	Form of Registration Rights Agreement dated as of April 10, 2006*
10.5	Employment Agreement dated as of April 30, 2006 between Harold Brand and CYBRA*
10.6	Form of Domestic Reseller Agreement*
10.7	Form of International Reseller Agreement*
10.8	MarkMagic Reseller Agreement dated October 23, 2006, as amended, between the Company and Apparel Business Systems, Inc.*
10.9	MarkMagic Reseller Agreement dated October 19, 2006, as amended, between the Company and Vermittag Associates, Inc.*
10.10	Software License, Sublicensing and Distribution Commitment Agreement dated October 20, 1998 between the Company and Manhattan Associates, Inc.*
23.1	Consent of Bernstein & Pinchuk, LLP**
23.2	Consent of Jonathon Rubin*
23.3	Consent of Matt Rothman*
31.1	Section 302 Sarbanes-Oxley Certificate*
32.1	Section 906 Sarbanes-Oxley Certificate*

* Previously filed.
** File herewith.

Item 28. Undertakings.

The registrant hereby undertakes:

1)	To file, during any period in which if offers or sells securities, a post-effective amendment to this registration statement to:
	a.	include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
b.
reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

	c.	include any additional or changed material information on the plan of distribution.
2)
For determining liability under the Act, to treat each post-effective amendment, including those that contain a form of prospectus, as a new registration statement for the securities offered, and the offering of the securities at that time to be the initial bona fide offering of those securities.

3)
Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

4)
To, if registering securities under Rule 415 of the Securities Act of 1933, as amended, file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of such offering.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized the registration statement to be signed on its behalf by the undersigned, in the City of Yonkers, State of New York, on November 28, 2006.

CYBRA CORPORATION

By: /s/ Harold L. Brand
Harold L. Brand, President

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Harold L. Brand, his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this Registration Statement on Form SB-2 together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith and (iii) take any and all actions that may be necessary or appropriate to be done, as fully for all intents and purposes as he or she might or could do in person, hereby approving, ratifying and confirming all that such agent, proxy and attorney-in-fact or any of his substitutes may lawfully do or cause to be done by virtue thereof.

In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated as of November 28, 2006:

Signatures	Title

/s/ Harold L. Brand	President and Director and Chief Financial Officer
Harold L. Brand	(Principal Accounting Officer)

/s/ Sheldon Reich	Vice President Marketing and Director
Sheldon Reich

/s/ Robert Roskow	Vice President Sales and Director
Robert Roskow

INDEX TO EXHIBITS

3.1	Certificate of Incorporation*
3.2	Bylaws*
3.3	2006 Incentive Stock Option Plan*
5.1	Opinion of Law Offices of Thomas G. Amon*
10.1	Form of Securities Purchase Agreement dated as of April 10, 2006*
10.2	Form of Common Class A and B Stock Purchase Warrant dated as of April 10, 2006*
10.3	Form of 8% Convertible Debenture issued on April 10, 2006*
10.4	Form of Registration Rights Agreement dated as of April 10, 2006*
10.5	Employment Agreement dated as of April 30, 2006 between Harold Brand and CYBRA*
10.6	Form of Domestic Reseller Agreement*
10.7	Form of International Reseller Agreement*
10.8	MarkMagic Reseller Agreement dated October 23, 2006, as amended, between the Company and Apparel Business Systems, Inc.*
10.9	MarkMagic Reseller Agreement dated October 19, 2006, as amended, between the Company and Vermittag Associates, Inc.*
10.10	Software License, Sublicensing and Distribution Commitment Agreement dated October 20, 1998 between the Company and Manhattan Associates, Inc.*
23.1	Consent of Bernstein & Pinchuk, LLP**
23.2	Consent of Jonathon Rubin*
23.3	Consent of Matt Rothman*
31.1	Section 302 Sarbanes-Oxley Certificate*
32.1	Section 906 Sarbanes-Oxley Certificate*

* Previously filed.
** File herewith.